Filed pursuant to Rule 424(b)(3)
Registration No. 333-253759

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated March 11, 2021)

ChargePoint Holdings, Inc.

Up to 246,020,583 Shares of Common Stock

6,521,568 Warrants to Purchase

Common Stock

This prospectus supplement supplements the prospectus dated March 11, 2021, as previously supplemented (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-253759). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our amendment to our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on April 1, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 10,470,562 shares of our common stock, $0.0001 par value per share (“Common Stock”), issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”), up to 6,521,568 shares of our Common Stock issuable upon exercise of private placement warrants issued to NGP Switchback, LLC (the “Private Warrants”), and other warrants to purchase up to 8,266,681 shares of our Common Stock. The Prospectus and this prospectus supplement also relate to the resale from time to time, upon the expiration of lock-up agreements, by (i) the selling stockholders named in the Prospectus or their permitted transferees of up to 220,761,772 shares of our Common Stock and (ii) the selling holders of Private Warrants.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “CHPT” and “CHPT WS,” respectively. On March 30, 2021, the closing price of our Common Stock was $22.46 and the closing price for our Public Warrants was $10.90.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): March 31, 2021 (February 26, 2021)

ChargePoint Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)

(408) 841-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange
Warrants, each whole warrant exercisable for Common Stock at an exercise price of $11.50 per share	CHPT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

This Amendment No. 1 to the Form 8-K (the “Amendment No. 1”) amends Item 2.01 and Item 9.01 and supplements Item 5.02 of the Current Report on Form 8-K (the “Original Report”) filed by ChargePoint Holdings, Inc. (the “Company”) on March 1, 2021, in which the Company reported, among other events, the completion of the Business Combination (as defined in the Original Report).

This Amendment No. 1 (i) amends the historical financial statements provided under Item 9.01(a) in the Original Report to include the audited consolidated financial statements of ChargePoint, Inc. (“Legacy ChargePoint”) as of January 31, 2021, 2020 and 2019 and for each of the years in the three-year period ended January 31, 2021, (ii) amends the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy ChargePoint disclosure under Item 2.01 of the Original Report and (ii) provides an update on executive compensation arrangements subsequent to the filing date of the Original Report. This Amendment No. 1 does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at the Company subsequent to the filing date of the Original Report.

Capitalized terms used but not defined herein have the meanings assigned to them in the Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Business and Properties

The information set forth in the section of the Amendment No. 1 to the Registration Statement filed pursuant to Form S-1/A (File No. 333-253759), filed on March 9, 2021 (“Form S-1”) entitled “Business” beginning on page 76 is incorporated herein by reference.

Risk Factors

The information set forth in Exhibit 99.3 to this Amendment No. 1 is incorporated herein by reference.

Selected Historical Financial and Other Information

This information is no longer required as the Company has adopted certain provisions within the amendments to Regulation S-K that eliminate Item 301.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information set forth in Exhibit 99.2 to this Amendment No. 1 is incorporated herein by reference.

Quantitative and Qualitative Disclosures About Market Risk

The information set forth in the section of Exhibit 99.2 to this Amendment No. 1 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk” beginning on page 17 is incorporated herein by reference.

Directors, Executive Officers and Corporate Governance

The information set forth in the section of the Form S-1 entitled “Directors and Executive Officers” beginning on page 14 and the section of the Form S-1 entitled “Management” beginning on page 88 is incorporated herein by reference.

Executive Compensation

The information set forth in the section of the Form S-1 entitled “Executive Compensation” beginning on page 94 is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The information set forth in the section of the Form S-1 entitled “Beneficial Ownership of Securities” beginning on page 117 is incorporated herein by reference.

Certain Relationships and Related Transactions

The information set forth in the section of the Form S-1 entitled “Certain Relationships and Related Party Transactions” beginning on page 130 is incorporated herein by reference.

Legal Proceedings

The information set forth in the section of the Form S-1 entitled “Business – Legal Proceedings” beginning on page 87 is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information set forth in the section of the Form S-1 entitled “Market Information for Securities and Dividend Policy” beginning on page 37 is incorporated herein by reference.

Certain Indebtedness

The information set forth in the section of the Form S-1 entitled “Market Information for Securities and Dividend Policy—Certain Indebtedness” beginning on page 37 is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth in sections (a) and (d) of Item 9.01 of this Amendment No. 1 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 29, 2021, the Board approved the entry into severance and change in control agreements with each of the Company’s named executive officers. These agreements have a term of three years from February 26, 2021 and will supersede any severance and acceleration provisions in a named executive officer’s offer letter. Pursuant to these agreements, if a named executive officer’s employment is terminated by the Company without cause or the officer resigns for good reason, the officer is eligible to receive a lump sum cash payment equal to 6 months of the officer’s base salary and COBRA premiums. If a qualifying termination occurs within 3 months prior to, or within 12 months after, a change in control, then the cash severance payment the officer is eligible to receive is increased to 12 months of the officer’s base salary and COBRA premiums, 100% of the officer’s time-based equity awards outstanding at the time the officer’s employment terminates will vest and any outstanding performance-based equity awards will vest at the greater of the target level of achievement or based on actual performance. These severance benefits are contingent on the officer’s execution of a release of claims and, if requested, resignation from the Company’s Board. The foregoing description of the Change in Control Agreements is qualified in its entirety by the full text of the form of such agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2021 and are incorporated herein by reference.

(f)

On March 29, 2021 the Company’s Board of Directors approved cash bonuses to the Company’s named executive officers for the fiscal year ended January 31, 2021. These bonus amounts were not included in the Fiscal Year 2021 Summary Compensation Table included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2021 or the Company’s Amendment No. 1 to the Registration Statement filed pursuant to Form S-1/A (File No. 333-253759), filed with the Securities and Exchange Commission on March 9, 2021, because the amounts of these bonuses had not been determined at the time of each filing.

In accordance with Item 5.02(f), the fiscal 2021 bonuses payable to the Company’s named executive officers are included in the “Bonus” column of the table below, together with other compensation previously reported, which resulted in total compensation for fiscal 2021 as set forth in the “Total” column below. No other amounts have changed.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)		Non-Equity Incentive Plan Compensation ($)		Total ($)
Pasquale Romano, Chief Executive Officer	2021	454,167	405,000	—	(2)	—		859,167
	2020	500,000	112,500	1,125,000		262,500		2,000,000
Christopher Burghardt, (3), (4) Managing Director, Europe	2021	402,500	130,410	—		—		532,910
Michael Hughes, (4) Chief Revenue Officer	2021	272,500	97,200	—		294,000	(5)	663,700

(1)

The amounts in this column represent the aggregate grant date fair value of option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to ChargePoint’s audited consolidated financial statements attached hereto as Exhibit 99.2 to this Amendment No. 1 for a discussion of the assumptions made by ChargePoint in determining the grant date fair value of its equity awards. In accordance with SEC rules, the grant date fair value of an award subject to a performance condition is based on the probable outcome of the performance condition.

(2)

Mr. Romano was granted an option to purchase 1,500,000 shares of ChargePoint’s common stock on June 2, 2020. As originally granted, the option would have vested if ChargePoint achieved positive operating income for the fiscal year ending January 31, 2024. At the time the option was granted it was not probable that the performance condition would be achieved, and therefore no amount is included in the “Option Awards” column for fiscal year 2021. The grant date fair value of the option granted to Mr. Romano, assuming maximum achievement of the performance condition, was $783,991.

(3)	Mr. Burghardt’s salary and bonus were paid in Euros and have been converted to U.S. dollars using the average exchange rate during the fiscal year of 1.15.
(4)

Messrs. Burghardt and Hughes were employed by us, but were not named executive officers, in the fiscal year ended January 31, 2020. Accordingly, compensation information is only provided for the fiscal year ending January 31, 2021.

(5)	Reflects sales commissions.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The audited consolidated financial statements of ChargePoint, Inc. as of January 31, 2021 and 2020 and for each of the three years in the period ended January 31, 2021 are filed herewith as Exhibit 99.1. Also included herewith as Exhibit 99.2 and incorporated by reference herein is the related Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChargePoint, Inc.

(d) Exhibits

Exhibit No.	Description

99.1	Audited consolidated financial statements of ChargePoint, Inc. and subsidiaries as of January 31, 2021 and 2020 and for each of the three years in the period ended January 31, 2021.

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations of ChargePoint, Inc. for the year ended January 31, 2021.

99.3	Risk Factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Rex Jackson
Name: Rex Jackson
Title: Chief Financial Officer

Date: March 31, 2021

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ChargePoint, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ChargePoint, Inc. and its subsidiaries (the “Company”) as of January 31, 2021 and 2020, and the related consolidated statements of operations, of comprehensive loss, of redeemable convertible preferred stock and stockholder’s deficit and of cash flows for each of the three years in the period ended January 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2021 and January 31, 2020, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 31, 2021

We have served as the Company’s auditor since 2016.

ChargePoint, Inc.

Consolidated Balance Sheets

January 31, 2021 and 2020

(in thousands, except share and per share data)

	January 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$145,491	$72,753
Restricted cash	400	400
Short-term investments	—	47,037
Accounts receivable, net of allowance of $2,000 as of January 31, 2021 and 2020	35,075	38,488
Inventories	33,592	25,419
Prepaid expenses and other current assets	12,074	7,221

Total current assets	226,632	191,318
Property and equipment, net	29,988	27,941
Operating lease right-of-use assets	21,817	10,269
Goodwill	1,215	1,215
Other assets	10,468	3,448

Total assets	$290,120	$234,191

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$19,784	$19,631
Accrued and other current liabilities	47,162	37,659
Deferred revenue	40,934	39,408
Debt, current	10,208	—

Total current liabilities	118,088	96,698
Deferred revenue, noncurrent	48,896	33,266
Debt, noncurrent	24,686	34,261
Operating lease liabilities	22,459	8,230
Redeemable convertible preferred stock warrant liability	75,843	2,718
Other long-term liabilities	972	798

Total liabilities	290,944	175,971

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock: $0.0001 par value; 185,812,009 and 163,384,703 shares authorized as of January 31, 2021 and 2020, respectively; 183,558,355 and 161,131,049 shares issued and outstanding as of January 31, 2021 and 2020, respectively (liquidation value: $693,548 and $563,753 as of January 31, 2021 and 2020, respectively)	615,697	520,241
Stockholders’ deficit:
Common stock: $0.0001 par value; 300,793,984 and 241,000,000 shares authorized as of January 31, 2021 and 2020, respectively; 23,039,344 and 11,959,079 shares issued and outstanding as of January 31, 2021 and 2020, respectively	2	1
Additional paid-in capital	62,736	20,331
Accumulated other comprehensive income	155	37
Accumulated deficit	(679,414)	(482,390)

Total stockholders’ deficit	(616,521)	(462,021)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$290,120	$234,191

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Operations

Years Ended January 31, 2021, 2020, and 2019

(in thousands, except share and per share data)

	Year Ended January 31,
	2021	2020	2019
Revenue
Networked charging systems	$91,893	$101,012	$61,338
Subscriptions	40,563	28,930	22,504
Other	14,034	14,573	8,188

Total revenue	146,490	144,515	92,030
Cost of revenue
Networked charging systems	87,083	105,940	59,928
Subscriptions	20,385	16,244	10,441
Other	6,073	4,289	2,157

Total cost of revenue	113,541	126,473	72,526

Gross profit	32,949	18,042	19,504

Operating expenses
Research and development	75,017	69,464	50,510
Sales and marketing	53,002	56,997	56,411
General and administrative	25,922	23,945	17,870

Total operating expenses	153,941	150,406	124,791

Loss from operations	(120,992)	(132,364)	(105,287)
Interest income	315	3,245	1,402
Interest expense	(3,253)	(3,544)	(3,690)
Change in fair value of redeemable convertible preferred stock warrant liability	(73,125)	(875)	(388)
Other income (expense), net	229	(565)	(5)

Net loss before income taxes	$(196,826)	$(134,103)	$(107,968)

Provision for income taxes	198	224	119

Net loss	$(197,024)	$(134,327)	$(108,087)

Accretion of beneficial conversion feature of redeemable convertible preferred stock	(60,377)	—	—
Cumulative undeclared dividends on redeemable convertible preferred stock	(16,799)	—	—

Net loss attributable to common stockholders	$(274,200)	$(134,327)	$(108,087)

Net loss per share attributable to common stockholders, basic and diluted	$(18.08)	$(15.05)	$(24.81)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,168,335	8,924,129	4,357,332

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Comprehensive Loss

Years Ended January 31, 2021, 2020, and 2019

(in thousands)

	Year Ended January 31,
	2021	2020	2019
Net loss	$(197,024)	$(134,327)	$(108,087)
Other comprehensive income (loss):
Foreign currency translation adjustment	141	131	(106)
Available-for-sale short-term investments:
Unrealized gain, net of tax	—	23	—
Reclassification to net income, net of tax	(23)	—	—

Other comprehensive income (loss)	118	154	(106)

Comprehensive loss	$(196,906)	$(134,173)	$(108,193)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and

Stockholders’ Deficit

Years Ended January 31, 2021, 2020, and 2019

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of January 31, 2018	118,832,847	$290,316	2,445,047	$—	$10,463	$(11)	$(242,165)	$(231,713)

Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $8.4 million	39,654,564	215,169	—	—	—	—	—	—
Issuance of common stock warrants issued in connection with Series H redeemable convertible preferred stock	—	—	—	—	1,454	—	—	1,454
Issuance of common stock upon exercise of vested stock options	—	—	3,807,911	1	1,366	—	—	1,367
Issuance of common stock upon early exercise of stock options	—	—	59,172	—	—	—	—	—
Issuance of restricted common stock	—	—	800,000	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	4	—	—	4
Stock-based compensation	—	—	—	—	1,706	—	—	1,706
Net loss	—	—	—	—	—	—	(108,087)	(108,087)
Other comprehensive loss	—	—	—	—	—	(106)	—	(106)

Balances as of January 31, 2019	158,487,411	$505,485	7,112,130	$1	$14,993	$(117)	$(350,252)	$(335,375)

Effect of adoption of ASC 340	—	—	—	—	—	—	2,189	2,189
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $0.1 million	2,643,638	14,756	—	—	—	—	—	—
Issuance of common stock warrants issued in connection with Series H redeemable convertible preferred stock	—	—	—	—	185	—	—	185
Issuance of common stock upon exercise of vested stock options	—	—	4,811,949	—	2,201	—	—	2,201

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and

Stockholders’ Deficit — (continued)

Years Ended January 31, 2021, 2020, and 2019

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Issuance of common stock related to early exercise of stock options	—	—	35,000	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	15	—	—	15
Stock-based compensation	—	—	—	—	2,937	—	—	2,937
Net loss	—	—	—	—	—	—	(134,327)	(134,327)
Other comprehensive income	—	—	—	—	—	154	—	154

Balances as of January 31, 2020	161,131,049	$520,241	11,959,079	$1	$20,331	$37	$(482,390)	$(462,021)

Issuance of redeemable convertible preferred stock and common warrants, net of issuance costs of $0.2 million	22,427,306	95,456	—	—	—	—	—	—
Issuance of common stock warrants in connection with Series H-1 redeemable convertible preferred stock	—	—	—	—	31,547	—	—	31,547
Beneficial conversion feature in connection with Series H-1 redeemable preferred stock	—	(60,377)	—	—	60,377	—	—	60,377
Accretion of beneficial conversion feature in connection with Series H-1 redeemable preferred stock	—	60,377	—	—	(60,377)	—	—	(60,377)
Issuance of common stock upon exercise of vested stock options	—	—	10,398,937	1	5,643	—	—	5,644
Issuance of common stock related to early exercise of stock options	—	—	681,328	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	268	—	—	268
Stock-based compensation	—	—	—	—	4,947	—	—	4,947
Net loss	—	—	—	—	—	—	(197,024)	(197,024)
Other comprehensive income	—	—	—	—	—	—	—	118

Balances as of January 31, 2021	183,558,355	$615,697	23,039,344	$2	$62,736	$155	$(679,414)	$(616,521)

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Consolidated Statements of Cash Flows

Years Ended January 31, 2021, 2020, and 2019

(in thousands)

	Year Ended January 31,
	2021	2020	2019
Cash flows from operating activities
Net loss	$(197,024)	$(134,327)	$(108,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,083	7,698	4,086
Non-cash operating lease cost	3,762	3,121	—
Stock-based compensation	4,947	2,937	1,706
Amortization of deferred contract acquisition costs	1,206	675	—
Change in fair value of redeemable convertible preferred stock warrant liability	73,125	875	388
Inventory reserves	1,412	1,425	1,089
Other	446	589	1,822
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	3,292	(8,702)	(2,735)
Inventories	(9,585)	(1,472)	(19,457)
Prepaid expenses and other assets	(8,914)	(2,961)	(1,760)
Operating lease liabilities	(2,815)	(1,181)	—
Accounts payable	(493)	15,704	(1,120)
Accrued and other liabilities	11,556	93	10,802
Deferred revenue	17,156	27,590	12,720

Net cash used in operating activities	(91,846)	(87,936)	(100,546)

Cash flows from investing activities
Purchases of property and equipment	(11,484)	(14,885)	(14,822)
Purchases of investments	—	(179,514)	—
Maturities of investments	47,014	132,500	—
Cash paid for acquisition, net of cash acquired	—	—	(1,475)

Net cash provided by (used in) investing activities	35,530	(61,899)	(16,297)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	95,456	14,756	215,168
Proceeds from issuance of common stock warrants	31,547	185	1,454
Proceeds from issuance of debt, net of issuance costs	—	—	33,988
Payments of deferred offering costs	(4,003)	—	—
Repayment of debt	—	—	(18,182)
Proceeds from exercises of vested and unvested stock options	5,913	2,217	1,370

Net cash provided by financing activities	128,913	17,158	233,798

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	141	132	(101)
Net increase (decrease) in cash, cash equivalents, and restricted cash	72,738	(132,545)	116,854
Cash, cash equivalents, and restricted cash at beginning of period	73,153	205,698	88,844

Cash, cash equivalents, and restricted cash at end of period	$145,891	$73,153	$205,698

Supplementary cash flow information
Cash paid for interest	$2,801	$3,414	$2,583
Cash paid for taxes	$172	$153	$117
Supplementary cash flow information on non-cash investing and financing activities
Accretion of beneficial conversion feature of redeemable convertible preferred stock	$60,377	$—	$—
Deferred transaction costs not yet paid	$1,685	$—	$—
Right-of-use assets obtained in exchange for lease liabilities	$2,118	$2,906	$—
Right-of-use asset remeasurement subsequent to lease extension	$12,867	$—	$—
Acquisitions of property and equipment included in accounts payable and accrued and other current liabilities	$647	$1,287	$—
Vesting of early exercised stock options	$268	$15	$4

The accompanying notes are an integral part of these consolidated financial statements.

ChargePoint, Inc.

Notes to Consolidated Financial Statements

1.	Description of Business and Basis of Presentation

ChargePoint, Inc. (“ChargePoint” or the “Company,” “it,” “its”) designs, develops, and markets networked electric vehicle (“EV”) charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate, and transact charging sessions for EVs. As part of its networked charging systems, subscriptions, and other offerings, the Company provides an open platform that integrates with system hardware from multiple manufacturers, connecting systems over an intelligent network that provides real-time information about charging systems. This network provides multiple web-based portals for charging system owners, fleet managers, drivers, and utilities.

On September 23, 2020, the Company entered into a business combination agreement (“Merger”) with Switchback Energy Acquisition Corporation (“Switchback”), where a subsidiary of Switchback was to merge with the Company. As a result of the proposed Merger, Switchback was to be renamed to ChargePoint Holdings, Inc.

On February 26, 2021 (the “Closing Date”), ChargePoint Holdings, Inc. consummated the Merger by and among Switchback, Lightning Merger Sub Inc., a subsidiary of the Company (“Merger Sub”), and ChargePoint. At the Closing, Merger Sub merged with and into ChargePoint, with ChargePoint surviving the merger as a wholly owned subsidiary of the ChargePoint Holdings, Inc. (the “Merger” and collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).

In addition, as part of the Merger, certain investors purchased an aggregate of 22,500,000 shares of Common Stock (“PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225,000,000.

The Company’s fiscal year ends on January 31. References to fiscal years 2021, 2020, and 2019 relate to the fiscal years ended January 31, 2021, January 31, 2020, and January 31, 2019, respectively.

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The Company’s consolidated financial statements have been prepared on the basis of continuity of operations, the realization of assets, and the satisfaction of liabilities in the ordinary course of business. Since inception, the Company has been engaged in developing its product offerings, raising capital, and recruiting personnel. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than planned. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders. The Company has incurred net operating losses and negative cash flows from operations in every year since inception and expects this to continue for the foreseeable future. As of January 31, 2021, the Company had an accumulated deficit of $679.4 million.

The Company has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities, and customer payments. The Company received cash proceeds of $127.0 million, net of issuance costs of $0.2 million in July and August 2020 through the issuance of 22.4 million shares of Series H-1 redeemable convertible preferred stock and 22.4 million common stock warrants. The Company had cash, cash equivalents, and restricted cash of $145.9 million as of January 31, 2021. In February 2021, the Company received cash proceeds of $484.1 million from the Merger. As of March 31, 2021, the date on which these consolidated financial statements were available to be issued, the Company believes that its cash on hand as of January 31, 2021 and the proceeds from the Merger, together with cash generated from sales to customers will satisfy its working capital and capital requirements for at least the next twelve months following the issuance of the consolidated financial statements.

The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of, and its near- and long-term future capital requirements will depend on, many factors, including its growth rate, subscription renewal activity, the timing and extent of spending to support its infrastructure and research and development efforts, the expansion of sales and marketing activities, the timing of new introductions of products or features, the continuing market adoption of its networked charging systems platform, and the overall market acceptance of EVs. The Company may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights, although it has no agreements or commitments to complete any material transactions as of March 31, 2021, the date on which these consolidated financial statements were available to be issued. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may seek additional equity or debt financing. Future liquidity and cash requirements will depend on numerous factors, including market penetration, the introduction of new products, and potential acquisitions of related businesses or technology. In the event that additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results and outcomes could differ significantly from the Company’s estimates, judgments, and assumptions. Significant estimates include determining standalone selling price for performance obligations in contracts with customers, the estimated expected benefit period for deferred contract acquisition costs, allowances for doubtful accounts, inventory reserves, the useful lives of long-lived assets, the determination of the incremental borrowing rate used for operating lease liabilities, the valuation of redeemable convertible preferred stock warrants and common stock warrants, the value of common stock and other assumptions used to measure stock-based compensation, and the valuation of deferred income tax assets and uncertain tax positions. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. Cash and cash equivalents are held in domestic and foreign cash accounts with large, creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents through deposits with federally insured commercial banks and at times cash balances may be in excess of federal insurance limits. Short-term investments consist of U.S. treasury bills that carry high-credit ratings and accordingly, minimal credit risk exists with respect to these balances.

Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Concentration of credit risk with respect to trade accounts receivable is considered to be limited due to the diversity of the Company’s customer base and geographic sales areas. As of January 31, 2021, one customer individually accounted for 16% of accounts receivable, net. As of January 31, 2020, there were no customers that accounted for 10% or more of accounts receivable, net. For the years ended January 31, 2021, 2020, and 2019 there were no customers that represented 10% or more of total revenue.

The Company’s revenue is concentrated in the infrastructure needed for charging EVs, an industry which is highly competitive and rapidly changing. Significant technological changes within the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, the Company has temporarily closed its headquarters and most of its other offices, enabled its employees and contractors to work remotely, implemented travel restrictions, implemented cost cutting measures, and shifted Company events and meetings to virtual-only experiences, all of which may continue for an indefinite amount of time and represent a significant disruption in how it operates its business. The operations of the Company’s partners, vendors, and customers have likewise been disrupted.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic may affect the rate of global infrastructure spending, which could adversely affect demand for the Company’s platform. Further, the COVID-19 pandemic has caused the Company to experience, in some cases, longer sales cycles and an increase in certain prospective and current customers seeking lower prices or other more favorable contract terms, and has limited the ability of its direct sales force to travel to customers and potential customers. In addition, the COVID-19 pandemic could reduce the value or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from the Company’s paying customers, cause some of its paying customers to go out of business, and affect contraction or attrition rates of its paying customers, all of which could adversely affect the Company’s business, results of operations, and financial condition. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect the Company’s ability to access capital markets in the future.

While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company operates as one operating segment because its CODM, who is its Chief Executive Officer, reviews its financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning for levels of components below the consolidated unit level.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. Cash equivalents may be invested in money market funds. Cash and cash equivalents are carried at cost, which approximates their fair value.

Restricted cash of $0.4 million as of January 31, 2021 and 2020 and $0.5 million as of January 31, 2019 relates to cash deposits restricted under letters of credit issued in support of customer agreements.

The reconciliation of cash, cash equivalents, and restricted cash to amounts presented in the consolidated statements of cash flows were as follows:

	January 31,
	2021	2020	2019
	(in thousands)
Cash and cash equivalents	$145,491	$72,753	$205,238
Restricted cash	400	400	460

Total cash, cash equivalents, and restricted cash	$145,891	$73,153	$205,698

Short-term Investments

The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The Company’s short-term investments consist of U.S. treasury bills and are classified as available for sale and reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). For short-term investments sold prior to maturity, the cost of investments sold is based on the specific identification method. Realized gains and losses on the sale of short-term investments are recorded in other income (expense), net in the consolidated statements of operations.

Other-than-temporary Impairment

The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investee, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the consolidated statements of operations and consolidated statements of comprehensive loss. No such adjustments were necessary during the periods presented.

Accounts Receivable, net

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results, or change in financial position. If circumstances related to customers change, estimates of the recoverability of receivables are further adjusted. The Company also considers broader factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, macroeconomic conditions, significant one-time events, and historical experience. When the Company determines that there are accounts receivable that are uncollectible, they are written off against the allowance for doubtful accounts. The change in the allowance for doubtful accounts for the years ended January 31, 2021, 2020, and 2019 was as follows:

	Beginning Balance	Additions Charged To Expense	Write-offs	Ending Balance
	(in thousands)
Year ended January 31, 2021
Allowance for doubtful accounts	$2,000	$121	$(121)	$2,000
Year ended January 31, 2020
Allowance for doubtful accounts	$3,124	$339	$(1,463)	$2,000
Year ended January 31, 2019
Allowance for doubtful accounts	$1,316	$1,812	$(4)	$3,124

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. The Company analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. The write-down is measured as the difference between the cost of the inventories and net realizable value and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Useful Lives
Furniture and fixtures	3 to 5 years
Computers and software	3 to 5 years
Machinery and equipment	3 to 5 years
Tooling	3 to 5 years
Leasehold improvements	Shorter of the estimated lease term or useful life
Owned and operated systems	5 to 7 years

Leasehold improvements are amortized over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of operations.

ChargePoint-as-a-Service (“CPaaS”) combines the customer’s use of the Company’s owned and operated systems with Cloud subscription software (“Cloud”) and the Company’s Assure program (“Assure”) into a single subscription. When CPaaS contracts contain a lease, the underlying asset is carried at its carrying value within property and equipment, net on the consolidated balance sheets.

Internal-Use Software Development Costs

The Company capitalizes qualifying internal-use software development costs incurred during the application development stage for internal tools and cloud-based applications used to deliver its services, provided that management with the relevant authority authorizes and commits to the funding of the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Capitalized internal-use software development costs are included in property and equipment and are amortized on a straight-line basis over their estimated useful lives once it is ready for its intended use. Amortization of capitalized internal-use software development costs is included within cost of revenue for networked charging systems and subscriptions, research and development expense, sales and marketing expense, and general and administrative expense based on the use of the software. Costs incurred for enhancements that are expected to result in additional material functionality are capitalized. As of January 31, 2021 and 2020, capitalized costs have not been material.

Leases

On February 1, 2019, the Company early adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASC 842”), using the modified retrospective approach with no adjustment to comparative periods.

Lessee

The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are presented separately on the Company’s consolidated balance sheets. Operating lease liabilities are separated into a current portion, included within accrued and other current liabilities on the Company’s consolidated balance sheets, and a noncurrent portion included within operating lease liabilities on the Company’s consolidated balance sheets. The Company does not have material finance leases. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the asset until the lease commencement date.

The Company’s lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also includes options to renew or extend the lease (including by not terminating the lease) that the Company is reasonably certain to exercise. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods when one of the triggering events outlined in ASC 842 occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

The Company’s lease contracts often include lease and non-lease components. The Company has elected the practical expedient offered by the standard to not separate the lease from non-lease components and accounts for them as a single lease component.

The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to carry forward its historical lease classification, its assessment on whether a contract is or contains a lease, and its initial direct costs for any leases that existed prior to adoption of the new standard. The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term.

Lessor

The Company leases networked charging systems to customers within certain CPaaS contracts. The leasing arrangements the Company enters into with lessees are operating leases, and as a result, the underlying asset is carried at its carrying value as owned and operated systems within property and equipment, net on the consolidated balance sheets. Adoption of ASC 842 did not have a material impact on the Company’s accounting as a lessor.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets or asset groups for impairment whenever events indicate that the carrying amount of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparison of the carrying amounts of an asset or an asset group to the estimated future undiscounted cash flows which the asset or asset group is expected to generate. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over its fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell. There were no impairments of long-lived assets for the years ended January 31, 2021, 2020, and 2019.

Business Combinations

The total purchase consideration for an acquisition is measured as the fair value of the assets transferred, equity instruments issued, and liabilities assumed at the acquisition date. Costs that are directly attributable to the acquisition are expensed as incurred and included in general and administrative expense in the Company’s consolidated statements of operations. Identifiable assets (including intangible assets), liabilities assumed (including contingent liabilities), and noncontrolling interests in an acquisition are measured initially at their fair values at the acquisition date. The Company recognizes goodwill if the fair value of the total purchase consideration and any noncontrolling interests is in excess of the net fair value of the identifiable assets acquired and the liabilities assumed. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, cost of capital, future cash flows, and discount rates. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill. The Company includes the results of operations of the acquired business in the consolidated financial statements beginning on the acquisition date.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. The carrying amount of goodwill is reviewed for impairment at least annually, in the second quarter, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. As of January 31, 2021 and 2020, the Company had a single operating segment and reporting unit structure. As part of the annual goodwill impairment test performed in the second quarter, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of the qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test will be required. If the Company has determined it necessary to perform a quantitative impairment assessment, the Company will compare the fair value of the reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, limited to the total amount of goodwill of the reporting unit. The carrying value of goodwill was $1.2 million as of January 31, 2021 and 2020, and no goodwill impairment has been recognized to date.

Fair Value of Financial Instruments

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. Assets and liabilities measured at fair value are classified into the following categories based on the inputs used to measure fair value:

•	(Level 1) — Quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

•	(Level 2) — Inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly; and

•	(Level 3) — Inputs that are unobservable for the asset or liability.

The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable, either directly or indirectly. The Company’s assessment of a particular input to the fair value measurement requires management to make judgments and consider factors specific to the asset or liability. The fair value hierarchy requires the use of observable market data when available in determining fair value. The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each period. There were no transfers between levels during the periods presented. The Company had no material non-financial assets valued on a non-recurring basis that resulted in an impairment in any period presented.

The carrying values of the Company’s cash equivalents, short-term investments, accounts receivable, net, accounts payable, and accrued and other current liabilities approximate fair value based on the highly liquid, short-term nature of these instruments.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase shares of the Company’s Series B, D, and E redeemable convertible preferred stock are classified as liabilities as the underlying redeemable convertible preferred stock is considered redeemable and may require the Company to transfer assets upon exercise. Redeemable convertible preferred stock warrants are recorded within noncurrent liabilities on the consolidated balance sheets. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the redeemable convertible preferred stock warrant liability are recorded in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of redeemable convertible preferred stock into common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the redeemable convertible preferred stock warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital, as applicable.

Common Stock Warrants

Warrants to purchase shares of the Company’s common stock are equity classified and recognized within additional paid-in capital with no subsequent remeasurement. The amount recognized within additional paid-in capital is determined by allocating proceeds received and issuance costs incurred between the instruments issued based on their relative fair value.

Revenue Recognition

On February 1, 2019, the Company early adopted ASU No. 2014-09. Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective method applied to contracts which were not completed as of that date. During the fiscal years ended January 31, 2021 and January 31, 2020, the Company recognized revenue using the following five-step model as prescribed by ASC 606:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Significant judgment and estimates are necessary for the allocation of the proceeds received from an arrangement to the multiple performance obligations and the appropriate timing of revenue recognition. The Company enters into contracts with customers that regularly include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products or services, the Company evaluates whether the individual products or services qualify as distinct performance obligations. In its assessment of whether products or services are a distinct performance obligation, the Company determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires the Company to assess the nature of each of its networked charging systems, subscriptions, and other offerings and how each is provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees the Company charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, the Company accounts for individual performance obligations separately if they are distinct. The Company applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. The Company determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices, and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, the Company estimates the SSP using the residual approach.

The Company usually bills its customers at the onset of the arrangement for both the products and a predetermined period of time for services. Contracts for services typically range from annual to multi-year agreements with typical payment terms of 30 to 90 days.

Networked charging systems revenue

Networked charging systems revenue includes revenue related to the deliveries of EV charging system infrastructure. The Company recognizes revenue from sales of networked charging systems upon shipment to the customer, which is when the performance obligation has been satisfied.

Subscriptions revenue

Subscriptions revenue consists of services related to Cloud, as well as extended maintenance service plans under Assure. Subscriptions revenue also consists of CPaaS revenue, which combines the customer’s use of the Company’s owned and operated systems with Cloud and Assure programs into a single subscription. CPaaS subscriptions contain a lease for the customer’s use of the Company’s owned and operated systems unless the location allows the Company to receive incremental economic benefit from regulatory credits earned on that owned and operated system. Lessor revenue relates to operating leases and historically has not been material. Subscriptions revenue is recognized over time on a straight-line basis as the Company has a stand-ready obligation to deliver such services to the customer.

Other revenue

Other revenue consists of fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states, charging related fees received from drivers using charging sites owned and operated by the Company, net transaction fees earned for processing payments collected on driver charging sessions at charging sites owned by ChargePoint customers, and other professional services. Revenue from regulatory credits is recognized at the point in time the regulatory credits are transferred. Revenue from fees for owned and operated sites is recognized over time on a straight-line basis over the performance period of the service contract as the Company has a stand-ready obligation to deliver such services. Revenue from driver charging sessions and charging transaction fees is recognized at the point in time the charging session or transaction is completed. Revenue from professional services is recognized as the services are rendered.

Revenue Recognition (ASC 605)

During the fiscal year ended January 31, 2019, the Company recognized revenue under ASC Topic 605, Revenue Recognition (“ASC 605”) when persuasive evidence of an arrangement existed, delivery had occurred, the fee was fixed or determinable, and collectability was probable. Revenue for this period was generally recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

When a sales arrangement contained multiple elements, the Company first determined whether the delivered items qualify as separate units of accounting. A delivered item qualified as a separate unit of accounting when it had value to the customer on a standalone basis and when an arrangement included a general right of return relative to the delivered item, delivery, or performance of any undelivered items was considered probable or substantially in control of the Company. The Company then allocated revenue to each separate unit of accounting based on the relative selling price method and using the established selling price hierarchy. The selling price for a unit of accounting was based on its vendor specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”) if VSOE was not available, or best estimate of selling price (“ESP”) if neither VSOE nor TPE was available. The Company generally utilized ESP.

The objective of ESP was to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. ESP was generally used for new or highly customized offerings and solutions or offerings not priced within a narrow range, and it applied to a large proportion of the Company’s arrangements with multiple deliverables.

The process for determining ESP requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Lessor Revenue

The leasing arrangements the Company enters into with lessees are operating leases. The Company recognizes operating lease revenue on a straight-line basis over the lease term and expenses deferred initial direct costs on the same basis.

Operating lease revenue is classified as subscriptions revenue in the Company’s consolidated statements of operations. Operating lease revenue and the future maturities of lease payments from lessees was not material to the consolidated financial statements for all periods presented.

Remaining Performance Obligations

Remaining performance obligations represents the amount of contracted future revenue not yet recognized as the amounts relate to undelivered performance obligations, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. The Company’s Assure, Cloud, and CPaaS subscription terms typically range from one to five years. Revenue expected to be recognized from remaining performance obligations was $101.8 million as of January 31, 2021, of which 43% is expected to be recognized over the next twelve months and the remainder thereafter.

Deferred Revenue

Deferred revenue represents billings or payments received in advance of revenue recognition and is recognized in revenue upon transfer of control. Balances consist primarily of software subscription services and extended Assure maintenance services not yet provided as of the balance sheet date. Contract assets, which represent services provided or products transferred to customers in advance of the date the Company has a right to invoice, are netted against deferred revenue on a customer-by-customer basis. Deferred revenue that will be recognized during the succeeding twelve-month period is recorded as deferred revenue with the remainder recorded as deferred revenue, noncurrent on the consolidated balance sheets. Total deferred revenue was $89.8 million and $72.7 million as of January 31, 2021 and 2020, respectively. The Company recognized $39.4 million, $25.5 million, and $16.0 million of revenue during the years ended January 31, 2021, 2020, and 2019, respectively, that was included in the deferred revenue balance at the beginning of the respective period.

Cost of Revenue

Cost of networked charging systems revenue includes the material costs for parts and manufacturing costs for the hardware products, compensation, including salaries and related personnel expenses, including stock-based compensation, warranty provisions, depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software development costs, and allocated overhead costs. Costs for shipping and handling are recorded in cost of revenue as incurred.

Cost of subscriptions revenue includes network and wireless connectivity costs for subscription services, field maintenance costs for Assure to support the Company’s network of systems, depreciation of owned and operated systems used in CPaaS arrangements, amortization of capitalized internal-use software development costs, allocated overhead costs, and support costs to manage the systems and helpdesk services for drivers and site hosts.

Cost of other revenue includes costs for the Company’s owned and operated charging sites, as well as costs of environmental and professional services.

Costs to Obtain a Customer Contract

Sales commissions are considered incremental and recoverable costs of acquiring customer contracts. Beginning at the Company’s adoption of ASC 606 on February 1, 2019, incremental and recoverable costs for the sale of cloud enabled software and extended maintenance service plans are capitalized as deferred contract acquisition costs within prepaid expenses and other current assets and other assets on the consolidated balance sheets and amortized on a straight-line basis over the anticipated benefit period of five years. The benefit period was estimated by taking into consideration the length of customer contracts, renewals, technology lifecycle, and other factors. This amortization is recorded within sales and marketing expense in the Company’s consolidated statements of operations. The sales commissions paid related to the sale of networked charging systems are expensed as incurred.

The Company elected the practical expedient that permits the Company to apply ASC Subtopic 340-40, “Other Assets and Deferred Costs- Contracts with Customers,” (“ASC 340”) to a portfolio containing multiple contracts, as they are similar in their characteristics, and the financial statement effects of applying ASC Subtopic 340-40 to that portfolio would not differ materially from applying it to the individual contracts within that portfolio.

Changes in the deferred contract acquisition costs during the years ended January 31, 2021 and 2020 were as follows:

(in thousands)
Balance upon adoption of ASC 340 on February 1, 2019	$2,189
Capitalization of deferred contract acquisition costs	2,318
Amortization of deferred contract acquisition costs	(675)

Balance as of January 31, 2020	$3,832

Capitalization of deferred contract acquisition costs	2,908
Amortization of deferred contract acquisition costs	(1,206)

Balance as of January 31, 2021	$5,534

Deferred acquisition costs capitalized on the consolidated balance sheets were as follows:

	January 31
	2021	2020
	(in thousands)
Deferred contract acquisition costs, current	$1,550	$1,013
Deferred contract acquisition costs, noncurrent	3,984	2,819

Total deferred contract acquisition costs	$5,534	$3,832

Research and Development

Research and development expenses consist primarily of salary and related expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for the Company’s products and services, as well as quality assurance, testing, product management, amortization of capitalized internal-use software, and allocated overhead. Research and development costs are expensed as incurred.

Stock-based Compensation

The Company measures and recognizes compensation expense for all stock-based awards, including stock options and restricted common stock, granted to employees and directors based on the estimated fair value of the awards on the date of grant. The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of the Company’s common stock. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company amortizes the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the years ended January 31, 2021, 2020, and 2019 were not material.

Warranty

The Company provides standard warranty coverage on its products for twelve months, providing parts necessary to repair the systems during the warranty period. The Company accounts for the estimated warranty cost as a charge to networked charging systems cost of revenue when revenue is recognized. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Warranty expense for the years ended January 31, 2021, 2020, and 2019 was $3.4 million, $2.8 million, and $2.0 million, respectively.

In addition, the Company offers paid-for subscriptions to extended maintenance service plans under Assure. Assure provides both the labor and parts to maintain the products over the subscription terms of typically one to five years. The costs related to the Assure program are expensed as incurred and charged to subscriptions cost of revenue.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is generally the local currency. The translation of foreign currencies into U.S. dollars is performed for monetary assets and liabilities at the end of each reporting period based on the then current exchange rates. Non-monetary items are translated using historical exchange rates. For revenue and expense accounts, an average foreign currency rate during the period is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as part of a separate component of stockholders’ deficit and reported in the consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are included in other income (expense), net for the period.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. Based on the level of historical losses, the Company has established a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination by the taxing authorities, including resolutions of any related appeals or litigation processes, based on the technical merits of the position.

Net Loss per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. The Company also considers any shares issued on the early exercise of stock options subject to repurchase to be participating securities because holders of such shares have nonforfeitable dividend rights in the event a dividend is paid on common stock. Under the two-class method, net income is attributed to common stockholders and participating securities based on their participation rights. The holders of the redeemable convertible preferred stock, as well as the holders of early exercised shares subject to repurchase, do not have a contractual obligation to share in the losses of the Company. As such, the Company’s net losses for the years ended January 31, 2021, 2020, and 2019 were not allocated to these participating securities. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net loss per share attributable to common stockholders adjusts basic net loss per share for the effect of dilutive securities, including stock options. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recently Adopted Accounting Standards

In June 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurements,” which expands the disclosure requirements for Level 3 fair value measurements and expands disclosures for measurement uncertainty. This guidance became effective for annual reporting periods beginning after December 15, 2019. The Company adopted the guidance at the beginning of fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In August 2018, the FASB issued 2018-15, “Intangibles-Goodwill and Other-Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred In a Cloud Computing Arrangement That Is a Service Contract,” which reduces complexity of the accounting for costs of implementing a cloud computing service arrangement. The guidance is effective for annual reporting periods beginning after December 15, 2020. The Company early adopted this guidance at the beginning of fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” which provides optional expedients and exceptions for applying U.S. GAAP to contract modifications, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The guidance is effective for the Company beginning on March 12, 2020 and it will apply the amendments prospectively through December 31, 2022. The Company adopted this guidance during fiscal year 2021. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and disclosures.

In May 2014, the FASB issued ASC 606 with several subsequent amendments. ASC 606 amends the existing accounting standards for revenue recognition. The new guidance provides a new model to determine when and over what period revenue is recognized. Revenue is recognized for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company early adopted the new revenue standard as of February 1, 2019 using the modified retrospective approach. The impact of the adoption was not material to the Company’s consolidated financial statements and disclosures. Comparative information prior to the date of adoption has not been restated and continues to be reported under the accounting standards in effect for those periods.

With the adoption of ASC 606 the Company also early adopted ASC 340 which requires the deferral of incremental costs of obtaining a customer contract which, under the old guidance, were expensed as incurred. The guidance requires the deferral of incremental contract acquisition costs and subsequent amortization over the expected period of benefit. The benefit period was estimated by taking into consideration the length of customer contracts, renewals, technology lifecycle, and other factors. The amortization of these costs is charged to sales and marketing expenses in the consolidated statements of operations. The cumulative impact of ASC 340 adoption on February 1, 2019 resulted in an increase of $2.2 million in total assets related to costs to obtain customer contracts that were previously expensed as incurred but would have been capitalized under ASC 340. Upon adoption, the Company recorded the cumulative impact of adoption as an adjustment to the Company’s accumulated deficit on February 1, 2019. Prior periods were not retroactively adjusted.

The adoption of ASC 340 resulted in a net decrease in sales and marketing expenses due to the capitalization and related amortization of deferred contract acquisition costs that would have been expensed as incurred prior to adoption. During the year ended January 31, 2020, the adoption of ASC 340 resulted in offsetting changes within operating assets and liabilities and had no net impact on the consolidated statements of cash flows.

In February 2016, the FASB issued ASC 842. The guidance is effective for annual reporting periods for non-public business entities beginning after December 15, 2021 and early adoption is permitted. The new standard requires lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding ROU assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either (a) retrospectively to each prior comparative reporting period presented, or (b) retrospectively at the beginning of the period of adoption.

The Company has early adopted ASC 842 as of February 1, 2019 on a modified retrospective basis. Prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under previous lease guidance, ASC 840, Leases. Upon adopting ASC 842 at the beginning of the fiscal year ended January 31, 2020, as a lessee, the Company recognized operating lease right-of-use assets of $11.3 million and operating lease liabilities of $12.5 million and corresponding reductions of $1.6 million to deferred rent and $0.4 million to prepaid rent. The adoption of the standard did not result in any adjustments to accumulated deficit. See Note 6, Leases, for more information.

For lessor accounting, the impact was not material to the Company’s consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The new standard simplifies the measurement of goodwill by eliminating step two of the two-step impairment test. Step two measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The new guidance requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance is effective for annual reporting periods beginning after December 15, 2021. The Company early adopted this guidance at the beginning of fiscal year 2020. The impact of the adoption had no impact on the Company’s consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception.” The new guidance reduces the complexity associated with an issuer’s accounting for certain financial instruments with characteristics of liability and equity. Specifically, the FASB determined that a down round feature would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. This guidance is effective for annual reporting periods beginning after December 15, 2019. The Company early adopted this guidance at the beginning of fiscal year 2020. The adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement- Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” The new guidance permits, but does not require, companies to reclassify the stranded tax effects of the Tax Cuts and Jobs Act (the “Act”) on items within accumulated other comprehensive income to retained earnings. This guidance became effective for annual reporting periods beginning after December 15, 2018. The Company did not elect to reclassify the stranded tax effects of the Act on items within accumulated other comprehensive income to retained earnings.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting.” The new guidance expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees and to account for awards to non-employees using the grant date fair value without subsequent periodic measurement. The guidance is effective for annual reporting periods beginning after December 15, 2019. The Company early adopted this guidance in fiscal year 2020 using a modified retrospective transition method. Adoption of this guidance did not have a material impact to the Company’s consolidated financial statements and disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” and has since released various amendments including ASU No. 2019-04. The guidance modifies the measurement of expected credit losses on certain financial instruments. This guidance is effective for the Company’s annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606”, which clarifies when certain transactions between collaborative arrangement participants should be accounted for under ASC 606 and incorporates unit-of-account guidance consistent with ASC 606 to aid in this determination. The guidance is effective for the Company’s annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments, and tax basis step-up in goodwill obtained in a transaction that is not a business combination. The guidance will be effective for the Company’s annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40),” which modifies and simplifies accounting for convertible instruments. The new guidance eliminates certain separation models that require separating embedded conversion features from convertible instruments. The guidance also addresses how convertible instruments are accounted for in the diluted earnings per share calculation. The guidance will be effective for annual reporting periods beginning after December 15, 2023. Early adoption is permitted, but no earlier than for fiscal years beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20 — Receivables-Nonrefundable Fees and Other Costs,” which clarifies the accounting for the amortization period for certain purchased callable debt securities held at a premium by giving consideration to securities which have multiple call dates. The guidance will be effective for annual reporting periods beginning after December 15, 2021. Early adoption is permitted for annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact of this guidance on its consolidated financial statements and disclosures.

3. Fair Value Measurements

The Company’s assets and liabilities that were measured at fair value on a recurring basis were as follows:

	Amortized Cost	Gross Unrealized		Fair Value	Reported as:
January 31, 2021		Gains	Losses		Cash and cash equivalents	Short-term investments
	(in thousands)
Cash	$35,788	$—	$—	$35,788	$35,788	$—
Level 1
Money market funds	109,703	—	—	109,703	109,703	—

Total assets measured at fair value on a recurring basis	$145,491	$—	$—	$145,491	$145,491	$—

	Amortized Cost	Gross Unrealized		Fair Value	Reported as:
January 31, 2020		Gains	Losses		Cash and cash equivalents	Short-term investments
	(in thousands)
Cash	$33,266	$—	$—	$33,266	$33,266	$—
Level 1
Money market funds	39,487	—	—	39,487	39,487	—
Level 2
U.S. treasury bills	47,014	23	—	47,037	—	47,037

Total assets measured at fair value on a recurring basis	$119,767	$23	$—	$119,790	$72,753	$47,037

The money market funds were classified as cash and cash equivalents on the consolidated balance sheets and were within Level 1 of the fair value hierarchy. The aggregate fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses on money market funds as of January 31, 2021 and 2020. Realized gains and losses, net of tax, were not material for any of the periods presented.

All of the Company’s U.S. treasury bills were classified as short-term investments on the consolidated balance sheets and were within Level 2 of the fair value hierarchy because they were valued using inputs other than quoted prices in active markets that were observable either directly or indirectly that may include benchmark yields, reported trades, broker/dealer quotes, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. Realized gains and losses, net of tax, were not material for any of the periods presented.

As of January 31, 2021 and 2020, the Company had no investments with a contractual maturity of greater than one year.

The Company’s only Level 3 financial instruments were its redeemable convertible preferred stock warrants. See Note 11 for information on the valuation of the redeemable convertible preferred stock warrant liability.

4. Acquisitions

In fiscal year 2019, the Company acquired an electric fleet and energy management business for a total purchase consideration of $1.5 million in cash. The Company recognized intangible assets related to customer relationships of $0.3 million and goodwill of $1.2 million. The goodwill amount represented synergies related to the Company’s existing platform expected to be realized from this business combination and assembled workforce. The associated goodwill and intangible assets are not deductible for tax purposes. Acquisition costs were not material and were charged to general and administrative expenses in the consolidated statements of operations as incurred. The intangible assets were recorded at fair value and were fully amortized as of January 31, 2020.

Unaudited pro forma results of operations for fiscal years 2019 was not provided because the historical operating results of the acquired business was not material and pro forma results would not be materially different from reported results for the periods presented.

In addition to the purchase consideration, the Company provided an additional $1.0 million of cash compensation awards and 800,000 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. Total grant date fair value for the restricted common stock was $0.6 million. The Company recognizes expenses related to the cash compensation awards and restricted common stock on a straight-line basis over the requisite service period of two years. See Note 10 for further information on the restricted common stock.

5. Balance Sheet Components

Inventories

Inventories consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Raw materials	$13,029	$11,335
Work-in-progress	68	—
Finished goods	20,495	14,084

Total Inventories	$33,592	$25,419

Property and equipment, net

Property and equipment, net consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Furniture and fixtures	$1,594	$1,347
Computers and software	5,384	4,350
Machinery and equipment	10,605	7,614
Tooling	7,705	6,299
Leasehold improvements	9,398	8,869
Owned and operated systems	17,703	8,422
Construction in progress	2,462	5,796

	54,851	42,697

Less: Accumulated depreciation	(24,863)	(14,756)

Total Property and Equipment, Net	$29,988	$27,941

Depreciation expense for the years ended January 31, 2021, 2020, and 2019 was $10.1 million, $7.1 million, and $3.9 million, respectively.

Amortization expense for intangible assets for the years ended January 31, 2020 and 2019 was $0.6 million and $0.2 million, respectively. There was no amortization expense for the year ended January 31, 2021.

Accrued and other current liabilities

Accrued and other current liabilities consisted of the following:

	January 31,
	2021	2020
	(in thousands)
Accrued expenses	$18,404	$11,335
Refundable customer deposits	6,482	5,241
Payroll and related expenses	7,547	6,727
Taxes payable	5,213	5,348
Operating lease liabilities, current	2,393	3,979
Warranty accruals	3,000	2,000
Other liabilities	4,123	3,029

Total Accrued and Other Current Liabilities	$47,162	$37,659

6. Leases

The Company leases its office facilities under non-cancellable operating leases with various lease terms. The Company also leases certain office equipment under operating lease agreements. As of January 31, 2021, non-cancellable leases expire on various dates between fiscal years 2022 and 2030.

Generally, the Company’s non-cancellable leases include renewal options to extend the lease term from one to five years. The Company has not included any renewal options in its lease terms as these options are not reasonably certain of being exercised. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

As of January 31, 2021 and 2020, lease balances were as follows:

	January 31,
	2021	2020
	(in thousands)
Operating leases
Operating lease right-of-use assets	$21,817	$10,269

Operating lease liabilities, current	2,286	3,979
Operating lease liabilities, noncurrent	22,459	8,230

Total operating lease liabilities	$24,745	$12,209

The Company recognizes operating lease costs on a straight-line basis over the lease period. Lease expense for the years ended January 31, 2021, 2020, and 2019 was $5.1 million, $4.5 million, and $3.1 million, respectively. Operating lease costs for short-term leases and variable lease costs were not material during the years ended January 31, 2021 and January 31, 2020.

Maturities of the operating lease liabilities as of January 31, 2021 were as follows:

(in thousands)
Years Ending January 31,
2022	$4,719
2023	5,123
2024	4,334
2025	4,152
2026	3,833
Thereafter	13,855

Total undiscounted operating lease payments	$36,016

Less: imputed interest	(11,271)

Total operating lease liabilities	$24,745

Maturities of the operating lease liabilities as of January 31, 2020 were as follows:

(in thousands)
Years Ending January 31,
2021	$4,849
2022	4,809
2023	2,671
2024	268
2025	292
Thereafter	1,341

Total undiscounted operating lease payments	$14,230
Less: imputed interest	(2,021)

Total operating lease liabilities	$12,209

Other supplemental information as of January 31, 2021 and 2020 was as follows:

	January 31,
	2021	2020
Lease Term and Discount Rate
Weighted-average remaining operating lease term (years)	7.5	3.7
Weighted-average operating lease discount rate	7.9%	8.7%

Other supplemental cash flow information for the years ended January 31, 2021 and January 31, 2020 was as follows:

	Year ended January 31,
	2021	2020
	(in thousands)
Supplemental Cash Flow Information
Cash paid for amounts in the measurement of operating lease liabilities	$4,226	$4,527

As of January 31, 2021, the Company has additional operating leases of approximately $1.0 million that have not yet commenced and as such, have not yet been recognized on the Company’s Consolidated Balance Sheet. These operating leases are expected to commence on February 1, 2021 with lease terms of up to 4.5 years.

7. Debt

In December 2014, the Company entered into a $20.0 million term loan agreement to finance working capital requirements and repay certain indebtedness of the Company’s original credit facility (the “2014 Loan”). The 2014 Loan was to be repaid in forty-eight monthly installments commencing on September 1, 2016; the first fifteen payments were interest only, followed by thirty-three equal monthly payments of principal and interest. Interest was calculated at 8.75% plus LIBOR, provided that the interest rate could not be less than 9.75%. The borrowings were secured by substantially all of the Company’s assets.

In July 2018, the Company entered into a term loan facility with certain lenders (the “2018 Loan”) with a borrowing capacity of $45.0 million to finance working capital and repay all outstanding amounts owed under the 2014 Loan, of which $10.0 million expired unused in June 2019. The Company borrowed $35.0 million, with issuance costs of $1.1 million and net proceeds of $33.9 million. The 2018 Loan is secured by substantially all of the Company’s assets, contains customary affirmative and negative covenants, and requires the Company to maintain minimum cash balances and attain certain customer billing targets. The 2018 Loan has a five-year maturity and interest is calculated at LIBOR plus 6.55%. The 2018 Loan agreement was amended on March 20, 2019 to extend the interest only monthly payments through June 30, 2021 to be followed by equal monthly payments of principal and interest. The Company believes that the fair value of the term loan approximates the recorded amount as of January 31, 2021, as the interest rates on the long-term debt are variable and the rates are based on market interest rates after consideration of default and credit risk (using Level 2 inputs). As of January 31, 2021 and 2020 the Company was in compliance with all financial and non-financial debt covenants.

Transaction costs upon entering into the 2018 Loan were recorded as debt discount and are amortized over the term of the 2018 Loan.

Total interest expense incurred during the years ended January 31, 2021, 2020, and 2019 was $3.3 million, $3.5 million, and $3.7 million, respectively. There was no accrued interest as of January 31, 2021 and 2020.

Total future principal payments under all borrowings as of January 31, 2021 were as follows:

(in thousands)
Years Ending January 31,
2022	11,667
2023	17,500
2024	5,833

Total payments	$35,000

In March 2021, the Company repaid the entire loan balance of $35.0 million plus accrued interest and prepayment fees of $1.2 million.

8. Commitments and Contingencies

Purchase Commitments

Open purchase commitments are for the purchase of goods and services related to, but not limited to, manufacturing, facilities, and professional services under non-cancellable contracts. They were not recorded as liabilities on the consolidated balance sheets as of January 31, 2021 and 2020 as the Company had not yet received the related goods or services. The Company had open purchase commitments for goods and services of $64.1 million as of January 31, 2021. All of them are expected to be received by January 31, 2024.

Legal Proceedings

The Company may be involved in various lawsuits, claims, and proceedings, including intellectual property, commercial, securities, and employment matters that arise in the normal course of business. The Company accrues a liability when management believes information available prior to the issuance of the consolidated financial statements indicates it is probable a loss has been incurred as of the date of the consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred.

The Company believes it has recorded adequate provisions for any such lawsuits, claims, and proceedings as of January 31, 2021. Based on its experience, the Company believes that damage amounts claimed in these matters are not meaningful indicators of potential liability. Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters described herein cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying consolidated balance sheets.

Guarantees and Indemnifications

The Company has service level commitments to its customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs as a result of such commitments.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. Additionally, the Company may be required to indemnify for claims caused by its negligence or willful misconduct. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the consolidated financial statements.

The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company also may be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.

Letters of Credit

The Company had $0.4 million of secured letters of credit outstanding as of January 31, 2021 and 2020. These primarily relate to support of customer agreements and are fully collateralized by cash deposits which the Company recorded in restricted cash on its consolidated balance sheets based on the term of the remaining restriction.

9. Redeemable Convertible Preferred Stock

In fiscal year 2021, the Company issued 22.4 million shares of Series H-1 redeemable convertible preferred stock and 22.4 million common stock warrants for total cash proceeds of $127.0 million, net of issuance costs of $0.2 million. On issuance, the Company’s redeemable convertible preferred stock and common stock warrants were recorded at fair value of the amount of allocated proceeds, net of issuance costs. The Company performed a valuation of the Series H-1 redeemable convertible preferred stock as well as the common stock warrants. The common stock warrants were valued using a Black-Scholes Option pricing model. Based upon that valuation, the Company allocated the net proceeds between the Series H-1 redeemable convertible preferred stock and common stock warrants of $95.5 million and $31.5 million, respectively, based on their relative fair values. In addition, the Company evaluated the conversion feature of the Series H-1 redeemable convertible preferred stock to assess whether it met the definition of a beneficial conversion feature (“BCF”). As the fair value of a share of common stock exceeded the effective conversion price at the issuance date, the Series H-1 redeemable convertible preferred stock contained a BCF. The intrinsic value of $60.4 million was recorded as a discount to the Series H-1 redeemable convertible preferred stock and a credit to additional paid-in capital. As a result of the shares being readily convertible into shares of the Company’s common stock at the option of the holders, the full value of the BCF was immediately recorded as a deemed dividend through additional paid-in capital to reflect the accretion of the discount resulting from the at-issuance BCF embedded within the redeemable convertible preferred stock.

In fiscal year 2020, the Company issued 2.6 million shares of Series H redeemable convertible preferred stock and 0.9 million common stock warrants for total cash proceeds of $14.9 million, net of $0.1 million of issuance costs. Of the total cash proceeds, $14.8 million, net of $0.1 million of issuance costs, was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

In fiscal year 2019, the Company issued 39.7 million shares of Series H redeemable convertible preferred stock and 13.2 million common stock warrants for total cash proceeds of $216.6 million, net of $8.4 million of issuance costs. Of the total cash proceeds, $215.2 million, net of $8.4 million of issuance costs was allocated to the Series H redeemable convertible preferred stock, based on the estimated fair value of the redeemable convertible preferred stock relative to the estimated fair value of the common stock warrants.

Redeemable convertible preferred stock as of January 31, 2021, 2020, and 2019, respectively, consisted of the following:

	January 31, 2021
	Shares		Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$3,746	$3,697
Series B	133,284	130,590	13,993	13,947
Series C	45,376	45,376	13,068	13,039
Series D	45,900,255	44,458,421	54,946	49,469
Series E	22,655,554	21,846,428	54,000	26,795
Series F	23,691,925	23,691,925	59,000	58,624
Series G	28,630,981	28,630,981	125,000	124,745
Series H	42,298,202	42,298,202	240,000	229,925
Series H-1	22,427,306	22,427,306	129,795	95,456

	185,812,009	183,558,355	$693,548	$615,697

	January 31, 2020
	Shares		Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$3,746	$3,697
Series B	133,284	130,590	13,993	13,947
Series C	45,376	45,376	13,068	13,039
Series D	45,900,255	44,458,421	54,946	49,469
Series E	22,655,554	21,846,428	54,000	26,795
Series F	23,691,925	23,691,925	59,000	58,624
Series G	28,630,981	28,630,981	125,000	124,745
Series H	42,298,202	42,298,202	240,000	229,925

	163,384,703	161,131,049	$563,753	$520,241

	January 31, 2019
	Shares		Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series A	29,126	29,126	$3,746	$3,697
Series B	133,284	130,590	13,993	13,947
Series C	45,376	45,376	13,068	13,039
Series D	45,900,255	44,458,421	54,946	49,469
Series E	22,655,554	21,846,428	54,000	26,795
Series F	23,691,925	23,691,925	59,000	58,624
Series G	28,630,981	28,630,981	125,000	124,745
Series H	42,298,202	39,654,564	225,000	215,169

	163,384,703	158,487,411	$548,753	$505,485

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions — The holders of the outstanding shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, and Series H redeemable convertible preferred stock are entitled to receive, when and if declared by the Company’s Board of Directors, a noncumulative dividend at the annual rate per share of $10.29, $8.55, $23.05, $0.0989, $0.0989, $0.1992, $0.3493, and $0.4539, respectively, per annum, adjustable for certain events, such as stock splits and combinations. The holders of the outstanding shares of Series H-1 redeemable convertible preferred stock are entitled to receive a cumulative dividend accrued at the annual rate of $0.4539 per share, accruing on a daily basis through the second anniversary of the issuance of the Series H-1 redeemable convertible preferred stock. In addition, holders of redeemable convertible preferred stock participate in any distribution in excess of preferred dividends on an as converted basis. The Company has declared no dividends as of January 31, 2021. As of January 31, 2021, total unpaid accumulated dividends due to the Series H-1 redeemable convertible preferred stockholders were $16.8 million.

Liquidation preference — In the event of any liquidation, dissolution, winding up or change of control of the Company, whether voluntary or involuntary, the holders of Series H-1 redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.674 per share for each share of Series H-1 redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H-1 redeemable convertible preferred stock, the holders of Series H redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $5.674 per share for each share of Series H redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series H redeemable convertible preferred stock, holders of Series G redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $4.3659 per share for each share of Series G redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series G redeemable convertible preferred stock, holders of Series F redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4903 per share for each share of Series F redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series F redeemable convertible preferred stock, holders of Series E redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $2.4718 per share for each share of Series E redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series E redeemable convertible preferred stock, holders of Series D redeemable convertible preferred stock shall be entitled to receive on a pari passu basis, and prior and in preference to any distribution of any of the assets, the amount of $1.2359 per share for each share of Series D redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series D redeemable convertible preferred stock, the holders of the Series C and Series B redeemable convertible preferred stock are entitled to receive the amount of $288.00 and $107.15 per share, respectively, for each share of Series C and Series B redeemable convertible preferred stock then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series C and Series B redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock are entitled to receive the amount of $128.60 per share, respectively, for each share of Series A redeemable convertible preferred stock share then held, as applicable, adjusted for any stock dividends, combinations, splits, or recapitalization, plus all declared but unpaid dividends.

After payments to the holders of Series A redeemable convertible preferred stock, the entire remaining assets and surplus funds of the Company legally available for distribution, if any, shall be distributed pro rata among the holders of the then outstanding common stock and redeemable convertible preferred stock on an as-converted basis, rounded down to the next whole number of shares on a pari passu basis according to the number of shares of common stock held by such holders, until such time as each holder of then outstanding Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series H-1 redeemable convertible preferred stock have received an aggregate amount equal to 2, 4, 4, 4, 2.5, 4, 2, 2, and 2 times the preference amount, respectively, of each share of redeemable convertible preferred stock held by each holder. After these distributions have been paid to all holders of redeemable convertible preferred stock, then the holders of then outstanding common stock will be entitled to receive all remaining assets of the Company legally available for distribution pro rata according to the number of outstanding shares of common stock then held by each holder. The redeemable convertible preferred stock will be deemed to have been automatically converted into common stock if the redemption amount per share on an as-converted basis would be greater than such holder would otherwise be entitled to.

Conversion rights — Each share of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H, and Series H-1 redeemable convertible preferred stock are convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock as is determined by dividing $91.42, $81.32, $139.14, $1.2359, $1.2359, $2.4903, $4.3659, $5.674, and $5.674, respectively, by the conversion price of $1.8946, $1.8946, $1.8946, $1.2359, $1.2359, $2.4903, $4.3659, $5.674, and $5.674, respectively, in effect on the date the certificate is surrendered for conversion.

The holders of each series of redeemable convertible preferred stock shall benefit from certain anti-dilution adjustments in the event the Company issues shares at a per share price lower than the respective issuance price of each series of redeemable convertible preferred stock.

The redeemable convertible preferred stock will automatically convert into shares of common stock at the then effective conversion price for each such share immediately upon the Company’s sale of its common stock in a firm commitment of an underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, that has a public offering price of not less than $11.348 per share, adjusted for any stock dividends, combinations, splits, or recapitalizations, and which results in aggregate gross proceeds to the Company of not less than $100.0 million, net of underwriting discounts, commissions, and expenses.

Redemption and Balance Sheet Classification — While the redeemable convertible preferred stock does not have mandatory redemption provisions, the deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. These elements primarily relate to deemed liquidation events such as a change of control. Accordingly, the Company’s redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

Voting rights — The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. The holder of each share of common stock shall have the right to one vote for each such share and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Holders of Series A, Series B, Series D, Series, F, and Series H redeemable convertible preferred stock have the right to appoint one, two, three, two, and two directors to the Company’s board of directors, respectively.

10. Common Stock

As of January 31, 2021 and 2020, the Company was authorized to issue 300,793,984 and 241,000,000 shares of common stock, respectively, with a par value of $0.0001 per share. There were 23,039,344 and 11,959,079 shares issued and outstanding as of January 31, 2021 and 2020, respectively.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Restricted Common Stock

In connection with a business combination in fiscal year 2019 as referenced in Note 4, the Company granted 800,000 shares of restricted common stock to employees for future services that vest over two years from the date of the acquisition. During the years ended January 31, 2021, 2020 and 2019, 166,667, 400,000 and 233,333 shares of restricted common stock vested, respectively. As of January 31, 2021, no shares of restricted common stock remained unvested.

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance on an as-if converted basis, were as follows:

	January 31,
	2021	2020
Conversion of redeemable convertible preferred stock	193,696,282	171,268,976
Stock options issued and outstanding	30,270,096	35,002,473
Redeemable convertible preferred stock warrants outstanding	2,366,592	2,366,592
Common stock warrants outstanding	36,526,706	14,099,400
Shares available for grant under 2017 Stock Option Plan	4,543,840	5,864,849

Total shares of common stock reserved	267,403,516	228,602,290

11. Stock Warrants

In connection with its issuance of Series H-1 redeemable convertible preferred stock in the fiscal year 2021, the Company issued 22.4 million common stock warrants which were recorded at fair value within additional paid-in capital in stockholders’ deficit.

In connection with its issuance of Series H redeemable convertible preferred stock in fiscal years 2020 and 2019, the Company issued 0.9 million and 13.2 million common stock warrants, respectively, which were recorded at fair value within additional paid-in capital in stockholders’ deficit.

Warrants issued and outstanding as of January 31, 2021 and 2020 consisted of the following:

Common Stock Warrants

	January 31, 2021
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Common Stock	22,427,306	$6.00	7/31/2030 – 8/6/2030
Common Stock	14,099,400	$9.00	11/16/2028 – 2/14/2029

Total outstanding common stock warrants	36,526,706

	January 31, 2020
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Common Stock	14,099,400	$9.00	11/16/2028 – 2/14/2029

Total outstanding common stock warrants	14,099,400

Redeemable Convertible Preferred Stock Warrants

	January 31, 2021 and 2020
	Outstanding Warrants		Expiration Date
	Number of Warrants	Exercise Price
Series B Preferred Stock	2,694	$107.15	4/30/2021
Series D Preferred Stock	1,441,834	$1.24	4/20/2022 – 1/24/2024
Series E Preferred Stock	809,126	$1.24	12/24/2024 – 7/15/2025

Total outstanding redeemable convertible preferred stock warrants	2,253,654

The liability associated with these warrants was subject to remeasurement at each balance sheet date using the Level 3 fair value inputs and was as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Fair value at beginning of period	$2,718	$1,843	$1,455
Change in fair value	73,125	875	388

Fair value at end of period	$75,843	$2,718	$1,843

The Level 3 fair value inputs used in the recurring valuation of the redeemable convertible preferred stock warrant liability were as follows:

	January 31,
	2021	2020	2019
Expected volatility	80.5%	58.4%	65.0%
Risk-free interest rate	0.1%	1.6%	2.8%
Dividend rate	0.0%	0.0%	0.0%
Expected term (years)	1.4	2.0	2.0

Historically, value was assigned to each class of equity securities using an option pricing model method (“OPM”). In July 2020, the Company began allocating the equity value using a hybrid method that utilizes a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values for the Company, assuming various outcomes. As the probability of a transaction with a special purpose acquisition company (“SPAC”) increased, the fair value of the redeemable convertible preferred stock warrant liability increased as of January 31, 2021.

12.	Stock Option Plan and Stock-based Compensation

In 2007, the Company adopted its 2007 Stock Option Plan (the “2007 Plan”) which provides for the granting of stock options to employees, directors, and consultants of the Company. In 2017, the Company adopted its 2017 Stock Option Plan (the “2017 Plan”). Stock options granted under both the 2007 and 2017 Plans may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). As of January 31, 2021, 4.5 million shares of common stock remained available for issuance under the 2017 Plan. Stock-based awards forfeited, cancelled, or repurchased generally are returned to the pool of shares of common stock available for issuance under the 2017 Plan.

The 2007 Plan and 2017 Plan allow for the early exercise of stock options for certain individuals as determined by the Company’s board of directors. Stock options that are early exercised are subject to a repurchase option that allows the Company to repurchase any unvested shares. Early exercises of stock options are not deemed to be outstanding shares for accounting purposes until those shares vest according to their respective vesting schedules. Accordingly, the consideration received for early exercises of stock options are initially recorded as a liability and reclassified to common stock and additional paid-in capital as the underlying awards vest. As of January 31, 2021 and 2020, liabilities for unvested shares related to early exercises of stock options were not material. The related number of unvested shares subject to repurchase was also not material for any period presented.

Stock options under the 2017 Plan generally expire 10 years from the date of grant, or earlier if services are terminated. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Company’s board of directors. Stock options granted generally vest over four years and at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter.

Activity under the Company’s stock option plans is set forth below:

	Number of Stock Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual term (in years)	Aggregate Intrinsic Value
Outstanding as of January 31, 2018	29,054,125	$0.59	7.7	$8,905,754

Granted	8,841,667	$0.57
Exercised	(3,867,083)	$0.35		$(1,364,006)
Cancelled	(2,258,669)	$0.75

Outstanding as of January 31, 2019	31,770,040	$0.60	7.4	$7,456,493

Granted	10,817,150	$0.75
Exercised	(4,846,949)	$0.47		$(3,464,262)
Cancelled	(2,737,768)	$0.83

Outstanding as of January 31, 2020	35,002,473	$0.65	7.3	$19,314,017

Granted	8,942,585	$0.75
Exercised	(11,080,265)	$0.55		$(110,643,446)
Cancelled	(2,594,697)	$0.84

Outstanding as of January 31, 2021	30,270,096	$0.70	7.3	$1,064,538,557

Options vested and expected to vest as of January 31, 2021	27,577,564	$0.69	7.2	$969,997,293

Exercisable as of January 31, 2021	16,647,652	$0.68	6.4	$586,047,442

Activity for exercised awards includes early exercises of stock options such that these awards are not considered outstanding stock options upon exercise.

The activity above also includes a grant of a total of 1.5 million stock option awards subject to both service and performance-based vesting conditions to the Chief Executive Officer under the 2017 Plan (“CEO awards”). These stock options have a weighted-average exercise price of $0.75 per share. Upon initial grant in June 2020, these stock option awards had a grant date fair value of $1.1 million and were to vest on the fourth anniversary from the date of grant provided that positive operating income was achieved at the end of fiscal year 2024.

In September 2020, the CEO awards were modified to vest in a single installment on January 31, 2024 contingent upon the closing of the Merger and the Chief Executive Officer’s continuous employment by the Company through January 31, 2024.No stock-based compensation expense has been recorded as the CEO awards were improbable of vesting before and after the modification in September 2020, because the performance-based vesting condition is contingent upon the closing of the Merger which is not deemed probable until consummated.

In December 2020, the CEO awards were modified again to accelerate vesting of 12.5% of stock options at any time through January 31, 2024 contingent upon certain additional service-based trigger events. For the year ended January 31, 2021, no stock-based compensation expense has been recorded as the CEO awards remained to be improbable of vesting before and after the modification in December 2020. As of January 31, 2021, the total compensation cost related to these unvested CEO awards not yet recognized was $44.3 million after the impact of the modifications.

Total stock-based compensation expense for stock awards recognized during the years ended January 31, 2021, 2020, and 2019 was $4.9 million, $2.9 million, and $1.7 million, respectively. As of January 31, 2021, total unrecognized compensation cost related to stock awards was $9.8 million and is expected to be recognized over a weighted-average period of 2.5 years.

The weighted-average grant date fair value of options granted in the years ended January 31, 2021, 2020, and 2019 was $0.94, $0.31, and $0.24 per share, respectively. The total grant date fair value of options vested during the years ended January 31, 2021, 2020, and 2019 was $5.4 million, $2.5 million, and $1.8 million, respectively.

Stock-based Compensation Associated with Awards

The Company records stock-based compensation expense for stock options based on the estimated fair value of the options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and redeemable convertible preferred stock, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The weighted-average assumptions in the Black-Scholes option-pricing models used to determine the fair value of stock options granted during the years ended January 31, 2021, 2020, and 2019 were as follows:

	Year Ended January 31,
	2021	2020	2019
Expected volatility	49.1% – 51.6%	40.3% – 40.9%	40.9% – 41.6%
Risk-free interest rate	0.3% – 1.6%	1.4% – 2.4%	2.7% – 2.9%
Dividend rate	0.0%	0.0%	0.0%
Expected term (in years)	5.6 – 5.8	5.0 – 5.9	6.1 – 6.4

Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Stock-based Compensation Expense

The following sets forth the total stock-based compensation expense for the Company’s stock options and restricted common stock included in the Company’s consolidated statements of operations:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Cost of revenue	$115	$39	$28
Research and development	1,807	871	419
Sales and marketing	1,501	1,164	541
General and administrative	1,524	863	718

Total stock-based compensation expense	$4,947	$2,937	$1,706

13.	Income Taxes

The components of net loss before income taxes were as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Domestic	$(197,908)	$(134,578)	$(108,663)
Foreign	1,082	475	695

Net loss before income taxes	$(196,826)	$(134,103)	$(107,968)

The components of the provision for (benefit from) income taxes were as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Current
Federal	$—	$—	$—
State	47	35	—
Foreign	151	189	119

Total current	$198	$224	$119

Deferred
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total deferred	—	—	—

Total provision for income taxes	$198	$224	$119

A reconciliation of the U.S. federal statutory rate to the Company’s effective tax rate was as follows:

	Year Ended January 31,
	2021	2020	2019
Tax at federal statutory rate	21.0%	21.0%	21.0%
Permanent differences	(0.6)%	(1.5)%	(0.8)%
Warrant Mark to Market	(7.8)%	(0.1)%	(0.1)%
Stock-based compensation	(0.2)%	(0.2)%	(0.2)%
Change in valuation allowance	(13.6)%	(21.1)%	(21.9)%
Research and development tax credits	1.1%	1.8%	1.9%

Effective tax rate	(0.1)%	(0.1)%	(0.1)%

The significant components of the Company’s deferred tax assets and liabilities as of January 31, 2021 and 2020 were as follows:

	Year Ended January 31,
	2021	2020
	(in thousands)
Deferred tax assets:
Net operating losses	$114,154	$105,663
Research & development credits	12,054	14,320
Deferred revenue	15,270	6,968
Accruals and reserves	8,102	6,692
Stock-based compensation	980	653
Operating lease liabilities	6,999	3,370

Total deferred tax assets	157,559	137,666

Less: valuation allowance	(150,991)	(134,337)
Deferred tax liabilities:
Depreciation and amortization	(375)	(489)
Operating lease right-of-use assets	(6,186)	(2,834)

Total deferred tax liabilities	(6,561)	(3,323)

Net deferred tax assets	$7	$6

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the Company’s historical operating losses, the Company believes that it is more likely than not that all of the deferred tax will not be realized; accordingly, the Company has recorded a full valuation allowance on its net domestic deferred tax assets as of January 31, 2021 and 2020. The valuation allowance increased by $16.7 million, $36.2 million, and $29.8 million during the years ended January 31, 2021, 2020, and 2019, respectively. The increases were primarily driven by losses and tax credits generated in the United States. As of January 31, 2021, the Company believes it is not more likely than not that the US deferred tax assets will be fully realizable and continues to maintain a full valuation allowance against its net US deferred tax assets.

As of January 31, 2021, the Company had federal and California state net operating loss (“NOL”) carryforwards of $434.7 million and $229.7 million, respectively, of which $281.9 million of the federal NOL carryforwards can be carried forward indefinitely. The federal and California state net operating loss carryforwards begin to expire in 2028 and 2029, respectively. In addition, the Company had NOLs for other states of $134.7 million, which expire beginning in the year 2022.

As of January 31, 2021, the Company had federal and California state research credit carryforwards of $5.1 million and $8.8 million, respectively. The federal credit carryforwards will begin to expire in 2039. The California research credit carryforwards can be carried forward indefinitely. The Company had alternative refueling property tax credits that are permanently limited by Section 382.

Under Internal Revenue Code Section 382, the Company’s ability to utilize NOL carryforwards or other tax attributes such as research tax credits, in any taxable year may be limited if the Company experiences, or has experienced, an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders, who own at least 5% of the Company’s stock, increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. The Company performed a Section 382 analysis through January 31, 2021. The Company has experienced ownership changes in the prior periods. As a result of the ownership changes, it was estimated that approximately $53.1 million of Federal NOLs, $40.3 million of California NOLs, and $9.7 million of federal tax credits are expected to expire for income tax purposes, and such amounts are excluded from the carryforwards balance as of January 31, 2021. The Company expects to complete the Section 382 analysis during the year ending January 31, 2022. Subsequent ownership changes may affect the limitation in future years.

The following table summarizes the activity related to unrecognized tax benefits as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Unrecognized tax benefits – beginning	$10,153	$6,884	$4,445
Gross decreases – prior period tax position	(3,620)	—	—
Gross increases – current period tax position	2,869	3,269	2,439

Unrecognized tax benefits – ending	$9,402	$10,153	$6,884

As of January 31, 2021, the Company had unrecognized tax benefits of $9.4 million, which would not impact the effective tax rate, if recognized, due to the valuation allowance. The Company does not expect its unrecognized tax benefits will significantly change over the next twelve months.

The Company is subject to income taxes in United States federal and various state, local, and foreign jurisdictions. The tax years from 2007 to 2020 remain open to examination due to the carryover of unused net operating losses or tax credits. As of January 31, 2021, the Company is not subject to income tax examinations by any tax authority.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted and signed into law in the United States. The CARES Act includes measures to assist companies, including temporary changes to income and non-income-based tax laws. The CARES Act contains several corporate income tax provisions, including making remaining alternative minimum tax (AMT) credits immediately refundable; providing a 5-year carryback of net operating losses (NOLs) generated in tax years 2019, 2020, and 2021, and removing the 80% taxable income limitation on utilization of those NOLs if carried back to prior tax years or utilized in tax years beginning before 2022; temporarily liberalizing the interest deductibility rules under Section 163(j) of the CARES Act, by raising the adjusted taxable income limitation from 30% to 50% for tax years 2020 and 2021 and giving taxpayers the election of using 2020 adjusted taxable income for purposes of computing 2021 interest deductibility. The CARES Act did not have a material impact on the Company’s tax provision for the year ended January 31, 2021.

The Consolidated Appropriations Act, 2021, which was enacted on December 27, 2020, has expanded, extended, and clarified selected CARES Act provisions, specifically on Paycheck Protection Program (PPP) loan and Employee Retention Tax Credit, 100% deductibility of business meals as well as other tax extenders. The Consolidated Appropriations Act did not have a material impact on the Company’s tax provision for the year ended January 31, 2021.

On June 29, 2020, California Assembly Bill 85 was signed into law. The legislation suspends the California net operating loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of certain California tax credits for 2020, 2021, and 2022. The legislation disallows the use of California net operating loss deductions if the taxpayer recognizes business income and its adjusted gross income is greater than $1 million. Additionally, any business credit will only offset a maximum of $5 million of California tax. Given the Company’s loss position in the current year, the new legislation did not impact the tax provision for the year ended January 31, 2021. The Company will continue to monitor possible California net operating loss and credit limitations in future periods.

The Company intends to indefinitely reinvest the undistributed earnings of its foreign subsidiaries in those operations. Therefore, the Company has not accrued any provision for taxes associated with the repatriation of undistributed earnings from its foreign subsidiaries as of January 31, 2021. The amount of unrecognized deferred tax liability on these undistributed earnings was not material as of January 31, 2021.

14.	Related Party Transactions

Daimler AG and its affiliated entities (“Daimler”) is an investor in the Company and one of its employees is a member of the Company’s board of directors. The following revenue transactions took place between the Company and Daimler during the respective fiscal years:

	Year ended January 31,
	2021	2020	2019
	(in thousands)
Daimler	$3,457	$3,112	$1,082

Revenue from related parties	$3,457	$3,112	$1,082

Related party accounts receivable as of January 31, 2021 and 2020 from Daimler were $1.2 million and $0.9 million, respectively.

15.	Geographic Information

Revenue by geographic area based on the shipping address of the customers was as follows:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
United States	$131,571	$130,184	$81,408
Rest of World	14,919	14,331	10,622

Total revenue	$146,490	$144,515	$92,030

Long-lived assets by geographic area were as follows:

	January 31,
	2021	2020
	(in thousands)
United States	$46,759	$36,836
Rest of World	5,046	1,374

Total long-lived assets	$51,805	$38,210

16.	Basic and Diluted Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended January 31, 2021, 2020, and 2019:

(in thousands, except share and per share data)	Year Ended January 31,
	2021	2020	2019
Numerator:
Net loss attributable to common stockholders	$(274,200)	$(134,327)	$(108,087)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,168,335	8,924,129	4,357,332

Net loss per share attributable to common stockholders, basic and diluted	$(18.08)	$(15.05)	$(24.81)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Year Ended January 31,
	2021	2020	2019
Redeemable convertible preferred stock (on an as-converted basis)	193,696,282	171,268,976	168,625,338
Options to purchase common stock	30,270,096	35,002,473	31,770,040
Unvested restricted common stock	—	166,667	566,667
Unvested early exercised common stock options	372,459	59,031	59,172
Redeemable convertible preferred stock warrants (on an as-converted basis)	2,366,592	2,366,592	2,366,592
Common stock warrants	36,526,706	14,099,400	13,218,187

Total potentially dilutive common share equivalents	263,232,135	222,963,139	216,605,996

17.	Employee Benefit Plans

The Company has a defined-contribution plan intended to qualify under Section 401 of the Internal Revenue Code (the “401(k) Plan”). The Company contracted with a third-party provider to act as a custodian and trustee, and to process and maintain the records of participant data. Substantially all of the expenses incurred for administering the 401(k) Plan are paid by the Company. The Company has not made any matching contributions to date.

18.	Subsequent Events

Subsequent events have been evaluated from the consolidated balance sheets date through March 31, 2021, the date on which these consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosures in the notes to the consolidated financial statements herein, except as follows:

On February 26, 2021 (the “Closing Date”), the Company consummated a business combination (the “Closing”) with Switchback Energy Acquisition Corporation (“Switchback”), where a subsidiary of Switchback merged with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Switchback. As a result of the proposed business combination, Switchback will be renamed to ChargePoint Holdings, Inc. (“New ChargePoint”).

Pursuant to the terms of the business combination agreement, each stockholder of the Company shall receive 0.9966 shares of New ChargePoint’s common stock and the contingent right to receive certain Earnout Shares (as defined below), for each share of the Company’s common stock, par value $0.0001 per share, owned by such the Company’s stockholder that was outstanding immediately prior to the Closing (other than any shares of the Company’s restricted stock). In addition, certain investors purchased an aggregate of 22,500,000 shares of New ChargePoint’s common stock (such investors, the “PIPE Investors”) concurrently with the Closing for an aggregate purchase price of $225 million.

Pursuant to a letter agreement (the “Founders Stock Letter”) entered into in connection with the execution of the business combination, immediately prior to the Closing, the initial stockholders (i) surrendered to New ChargePoint, for no consideration and as a capital contribution to New ChargePoint, 984,706 Class B common stock, par value $0.0001 per share (“Founder Shares”), held by them (on a pro rata basis), whereupon such shares were immediately canceled, and (ii) subjected 900,000 Founder Shares (including New ChargePoint’s common stock issued in exchange therefor in the Merger) held by them to potential forfeiture in accordance with the terms of the Founders Stock Letter. Upon the Closing, all outstanding Founder Shares converted into Common Stock on a one-for-one basis and the Founder Shares ceased to exist.

Also at the Closing, the NGP Switchback, LLC (the “Sponsor”) exercised its right to convert a portion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 Private Warrants at a price of $1.50 per warrant in satisfaction of $1.5 million principal amount of such loans.

In addition, pursuant to the terms of the business combination agreement, (1) warrants to purchase shares of capital stock of the Company were converted into warrants to purchase an aggregate of 38,761,031 shares of New ChargePoint’s common stock and the contingent right to receive certain Earnout Shares, (2) options to purchase shares of common stock of the Company were converted into options to purchase an aggregate of 30,135,695 shares of New ChargePoint’s common stock and, with respect to vested options, the contingent right to receive certain Earnout Shares and (3) unvested restricted shares of common stock of the Company that were outstanding pursuant to the “early exercise” of New ChargePoint options were converted into an aggregate of 345,689 restricted shares of New ChargePoint.

During the time period between the Closing Date and the five-year anniversary of the Closing Date, eligible former equity holders of the Company may receive up to 27 million additional shares of New ChargePoint’s common stock (the “Earnout Shares”) in the aggregate in three equal tranches of 9 million shares if the volume-weighted average closing sale price of our Common Stock is greater than or equal to $15.00, $20.00 and $30.00 for any 10 trading days within any 20 consecutive trading day period (“Trigger Events”). At close of the Business combination on February 26, 2021, the Company recorded a liability (“Earnout Liability”) of $828.1 million, based on the estimated fair value of the 27 million Earnout Shares with a corresponding reduction of additional paid-in capital in the equity section of the Company’s consolidated balance sheet. On March 19, 2021, as a result of the first two Trigger Events having been met, two of the three tranches for a total of 18 million Earnout Shares were issued with the related Earnout Liability being remeasured and partially settled by issuing the Earnout Shares at a closing market price of $27.84 per share as of that date. The remaining Earnout Liability related to the 9 million Earnout Shares of the third tranche was remeasured and reclassified to equity because the contingency of issuing a variable number of shares under the three tranches of the Earnout Liability was resolved such that the remaining third tranche provides for the issuance of a fixed number of shares of 9 million if the last Earnout Triggering Event is achieved. The combined impact from the remeasurement of the Earnout Liability resulted in a $84.4 million gain recognized as change of fair value in Earnout Liability in the consolidated statement of operations and an increase in additional paid-in capital of $743.7 million in the equity section of the Company’s consolidated balance sheet for the period ending April 30, 2021.

On March 15, 2021, the Company repaid the entire loan balance of $35.0 million plus accrued interest and prepayment fees of $1.2 million of its term loan facility (“2018 Loan”).

Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis provides information which ChargePoint’s management believes is relevant to an assessment and understanding of ChargePoint’s consolidated results of operations and financial condition. The discussion should be read together with the consolidated financial statements and related notes that are included elsewhere as an exhibit to the amendment to the report on Form 8-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. ChargePoint’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in the report on Form 8-K.

Overview

ChargePoint designs, develops and markets networked EV charging system infrastructure and cloud-based services which enable consumers the ability to locate, reserve, authenticate and transact EV charging sessions. As part of ChargePoint’s networked charging systems, subscriptions and other offerings, it provides an open platform that integrates with system hardware from ChargePoint and multiple other manufacturers, connecting systems over an intelligent network that provides real-time information about charging sessions. This network provides multiple web-based portals for charging system owners, fleet managers, drivers and utilities.

ChargePoint generates revenue primarily through the sale of networked charging systems, Cloud Services and Assure, which are typically paid for upfront. Assure is ChargePoint’s EV station maintenance and management program and also includes proactive monitoring, fast response times, parts and labor warranty, expert advice and robust reporting. The ChargePoint CPaaS program combines the customer’s use of ChargePoint’s owned and operated systems with Cloud Services, Assure and other benefits available to subscribers into one subscription. ChargePoint targets three key markets: commercial customers, fleet customers and residential customers. Commercial customers have parking places largely within their workplaces. Fleet customers are comprised of municipal buses, delivery vehicles, port/airport/warehouse and other industrial applications, ridesharing services, and, is expected to eventually include, autonomous transportation. Residential customers are generally located in multifamily residences.

Since ChargePoint’s inception in 2007, it has been engaged in developing and marketing its networked charging systems, subscriptions and other offerings, raising capital and recruiting personnel. ChargePoint has incurred net operating losses and negative cash flows from operations in every year since its inception. As of January 31, 2021, ChargePoint had an accumulated deficit of $679.4 million. ChargePoint has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities and customer payments.

Recent Developments

Closing of Business Combination

On February 26, 2021 (the “Closing Date”), Switchback Energy Acquisition Corporation (“Switchback”), consummated the previously announced merger with Switchback, Lightning Merger Sub Inc., a wholly owned subsidiary of Switchback incorporated in the State of Delaware (“Merger Sub”) and ChargePoint, Inc., a Delaware corporation (“the Company” or “Legacy ChargePoint”) with the Company surviving as the surviving company and as a wholly-owned subsidiary of Switchback (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), Switchback Energy Acquisition Corporation changed its name to ChargePoint Holdings, Inc. (“ChargePoint”).

Pursuant to the terms of the Business Combination Agreement, each stockholder of Legacy ChargePoint received 0.9966 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and the contingent right to receive certain Earnout Shares (as defined below), for each share of Legacy ChargePoint common stock, par value $0.0001 per share, owned by such Legacy ChargePoint stockholder that was outstanding immediately prior to the Closing (other than any shares of Legacy ChargePoint restricted stock). In addition, certain investors purchased an aggregate of 22,500,000 shares of Common Stock (such investors, the “PIPE Investors”)

concurrently with the Closing for an aggregate purchase price of $225,000,000. Additionally, at the Closing, after giving effect to the forfeiture contemplated by the Founders Stock Letter (as defined below), each outstanding share of the Company’s Class B common stock, par value $0.0001 per share (“Founder Shares”), was converted into a share of Common Stock on a one-for-one basis and the Founder Shares ceased to exist.

Also at the Closing, NGP Switchback, LLC (the “Sponsor”) exercised its right to convert a portion of the working capital loans made by the Sponsor to Switchback into an additional 1,000,000 private placement warrants at a price of $1.50 per warrant in satisfaction of $1,500,000 principal amount of such loans.

During the time period between the Closing and the five-year anniversary of the Closing Date, eligible former equityholders may receive up to 27,000,000 additional shares of ChargePoint’s common stock (the “Earnout Shares”) in the aggregate in three equal tranches if the volume-weighted average closing sale price of our Common Stock is greater than or equal to $15.00, $20.00 and $30.00 for any 10 trading days within any 20 consecutive trading day period (“Trigger Events”).

In addition, pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), (1) warrants to purchase shares of capital stock of Legacy ChargePoint were converted into warrants to purchase an aggregate of 38,761,031 shares of Common Stock and the contingent right to receive certain Earnout Shares, (2) options to purchase shares of common stock of Legacy ChargePoint were converted into options to purchase an aggregate of 30,135,695 shares of Common Stock and, with respect to vested options, the contingent right to receive certain Earnout Shares and (3) unvested restricted shares of common stock of Legacy ChargePoint that were outstanding pursuant to the “early exercise” of Legacy ChargePoint options were converted into an aggregate of 345,689 restricted shares of ChargePoint (the “Restricted Shares”).

Earnout Shares

On March 19, 2021 a total of approximately 18,000,000 shares of ChargePoint Common Stock were released to eligible former equityholders of Legacy ChargePoint pursuant to the Earnout Shares provisions of the Business Combination Agreement, as the first two Trigger Events had been met. The Trigger Events were met by virtue of the volume-weighted average closing sale price of Common Stock having been greater than or equal to $15.00 and $20.00 for ten (10) trading days out of twenty (20) consecutive trading days following the closing of the business combination. The holders of Legacy ChargePoint stock (other than restricted stock), warrants and vested options as of the closing of the business combination received their pro rata portion of the Earnout Shares. These Earnout Shares are not subject to a lock-up agreement and may be sold publicly following receipt. A third Trigger Event will be achieved and 9 million more shares will be released if the volume-weighted average closing sale price of the Common Stock is greater than or equal to $30.00 for ten (10) trading days within any twenty (20) consecutive trading day period prior to February 26, 2026.

Key Factors Affecting Operating Results

ChargePoint believes its performance and future success depend on several factors that present significant opportunities for it but also pose risks and challenges, including those discussed below:

Growth in EV Adoption

ChargePoint’s revenue growth is directly tied to the continued acceptance of passenger and commercial EVs sold, which it believes drives the demand for charging infrastructure. The market for EVs is still rapidly evolving and although demand for EVs has grown in recent years, there is no guarantee of such future demand. Factors impacting the adoption of EVs include but are not limited to: perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; volatility in the cost of oil and gasoline; availability of services for EVs; consumers’ perception about the convenience and cost of charging EVs; and increases in fuel efficiency. In addition, macroeconomic factors could impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles when the automotive industry globally has been experiencing a recent decline in sales. If the market for EVs does not develop as expected or if there is any slow-down or delay in overall EV adoption rates, this would impact ChargePoint’s ability to increase its revenue or grow its business.

Competition

ChargePoint is currently a market leader in North America in the commercial Level 2 AC chargers. ChargePoint also offers Level 1 power chargers for use at home or multifamily settings, and high-power Level 3 DC Fast chargers for urban fast charging, corridor or long-trip charging and fleet applications. ChargePoint intends to expand its market share over time in its product categories, leveraging the network effect of its products and Cloud Services software. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. Furthermore, ChargePoint’s competition includes other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy gasoline powered vehicles. If ChargePoint’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Europe Expansion

ChargePoint operates in North America and selected countries in Europe. Europe is expected to be a significant contributor to ChargePoint’s revenue in future years. ChargePoint plans to use a portion of the proceeds from the Business Combination to increase its sales and marketing activities, as well as to potentially pursue strategic acquisitions in Europe. ChargePoint is also positioned to grow its European business through existing partnerships with car leasing companies. However, ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Many of these competitors have limited funding, which could cause poor experiences and have a negative impact on overall EV adoption in Europe. ChargePoint’s growth in Europe requires differentiating itself as compared to the several existing competitors. If ChargePoint is unable to penetrate the market in Europe, its future revenue growth and profits may be impacted.

Fleet Expansion

ChargePoint’s future growth is highly dependent upon the fleet applications associated with its technology. Because fleet operators often make large purchases of EVs, this cyclicality and volatility may be more pronounced, and any significant decline in purchases by these customers will adversely impact ChargePoint’s future growth.

Impact of New Product Releases

As ChargePoint introduces new products, its gross margin may be impacted by launch costs, unless and until its supply chain achieves targeted cost reductions, such as the market introduction of its Level 3 DC Fast charger in fiscal year 2020. In addition, ChargePoint may accelerate its operating expenditures where it sees growth opportunities which may impact gross margin until upfront costs and inefficiencies are absorbed and normalized operations are achieved. ChargePoint also continuously evaluates and may adjust its operating expenditures based on its launch plans for its new products, as well as other factors including the pace and prioritization of current projects under development and the addition of new projects. As ChargePoint attains higher revenue, it expects operating expenses as a percentage of total revenue to continue to decrease in the future as it focuses on increasing operational efficiency and process automation.

Government Mandates, Incentives and Programs

The U.S. federal government, certain foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives. These governmental rebates, tax credits and other financial incentives significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on specified dates, end when the allocated funding is no longer available, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, the credits under Section 30C of the Code which benefit investments in EV charging stations are set to expire on December 31, 2021 and thus would not be available to support EV charging infrastructure investments unless extended. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives could reduce the demand for EVs and for charging infrastructure, including infrastructure offered by ChargePoint.

ChargePoint also derives other revenue from fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states. ChargePoint claims these regulatory credits only if they are not claimed by purchasers of its EV charging stations; only a small percentage of its customers currently elect to claim such credits. If a material percentage of its customers were to claim these regulatory credits, ChargePoint’s revenue from this source could decline significantly, which could have an adverse effect on its revenues and overall gross margin. Recently, ChargePoint has derived a slight majority of its other revenue from these regulatory credits, and ChargePoint expects revenue from this source as a percentage of other and total revenue will decline over time. Further, the availability of such credits depends on continued governmental support for these programs. If these programs are modified, reduced or eliminated, ChargePoint’s ability to generate this revenue in the future would be adversely impacted.

Impact of COVID-19

In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a decrease in EV sales in markets around the world.

As a result of the COVID-19 pandemic, ChargePoint modified its business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), implemented additional safety protocols for essential workers, implemented temporary cost cutting measures in order to reduce its operating costs, and it may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners.

While the ultimate duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted, such as the extent and effectiveness of containment actions and vaccinations, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic are likely to affect the rate of global infrastructure spending and could adversely affect demand for ChargePoint’s platforms, lengthen its sales cycles, reduce the value, renewal rate or duration of subscriptions, negatively impact collections of accounts receivable, reduce expected spending from new customers, cause some of its paying customers to go out of business and limit the ability of its direct sales force to travel to customers and potential customers, all of which adversely affected its business, results of operations and financial condition during the fiscal year ended January 31, 2021 and could have the same effect in future periods.

Components of Results of Operations

Revenue

Networked Charging Systems

Networked charging systems revenue includes revenue related to the deliveries of EV charging system infrastructure, which include lower priced Level 1 home chargers typically sold to drivers, Level 2 AC chargers for commercial use and Level 3 DC Fast charging systems for urban/corridor charging and for fleet operators. A majority of ChargePoint’s networked charging systems revenue is derived from the sale of Level 2 AC chargers. ChargePoint recognizes revenue from sales of networked charging systems upon shipment to the customer, which is when the performance obligation has been satisfied.

Subscriptions

Subscriptions revenue consists of services related to Cloud, as well as extended maintenance service plans under Assure. Subscriptions revenue also consists of CPaaS revenue which combines the customer’s use of ChargePoint’s owned and operated systems with Cloud and Assure programs into a single subscription. CPaaS subscriptions contain a lease for the customer’s use of ChargePoint’s owned and operated systems unless the location allows it to receive incremental economic benefit from regulatory credits earned on that EV charging system. Lessor revenue relates to operating leases and historically has not been material. Subscriptions revenue is recognized over time on a straight-line basis as ChargePoint has a stand-ready obligation to deliver such services to the customer.

Other

Other revenue consists of fees received for transferring regulatory credits earned for participating in low carbon fuel programs in approved states, charging related fees received from drivers using charging sites owned and operated by ChargePoint, net transaction fees earned for processing payments collected on driver charging sessions at charging sites owned by its customers, and other professional services. Revenue from regulatory credits is recognized at the point in time the regulatory credits are transferred. Revenue from fees for owned and operated sites is recognized over time on a straight-line basis over the performance period of the service contract as ChargePoint has a stand-ready obligation to deliver such services. Revenue from driver charging sessions and charging transaction fees is recognized at the point in time the charging session or transaction is completed. Revenue from professional services is recognized as the services are rendered.

Cost of Revenue

Networked Charging Systems

ChargePoint uses contract manufacturers to manufacture the majority of its networked charging systems. ChargePoint conducts the remainder of its manufacturing in-house. ChargePoint’s cost of revenue for the sale of networked charging systems includes the contract manufacturer costs of finished goods. For ChargePoint’s limited in-house production, cost of revenue for the sale of networked charging systems also includes parts, labor, manufacturing costs, and allocated facilities and information technology expenses. Cost of revenue for the sale of networked charging systems also consists of salaries and related personnel expenses, including stock-based compensation, warranty provisions, depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software, and allocated facilities and information technology expenses. As revenue is recognized, ChargePoint accounts for estimated warranty cost as a charge to cost of revenue. The estimated warranty cost is based on historical and predicted product failure rates and repair expenses. Costs incurred for shipping and handling are recorded in cost of revenue.

Subscriptions

Cost of subscriptions revenue includes network and wireless connectivity costs for subscription services, field maintenance costs for Assure to support ChargePoint’s network of systems, depreciation of owned and operated systems used in CPaaS arrangements, amortization of capitalized internal-use software development costs, allocated facilities and information technology expenses, salaries and related personnel expenses, including stock-based compensation and third-party support costs to manage the systems and helpdesk services for drivers and site hosts.

Other

Cost of other revenue includes depreciation and other costs for ChargePoint’s owned and operated charging site, salaries and related personnel expenses, including stock-based compensation, as well as costs of environmental and professional services.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue and gross margin is gross profit as a percentage of revenue. ChargePoint offers a range of networked charging systems products which vary widely in selling price and associated margin. Accordingly, ChargePoint’s gross profit and gross margin have varied and are expected to continue to vary from period to period due to revenue levels; geographic, vertical and product mix; new product introductions, and its efforts to optimize its operations and supply chain.

In the long term, improvements in ChargePoint’s gross profit and gross margin will depend on its ability to increase its revenue and continue to optimize its operations and supply chain. However, at least in the short term, as ChargePoint launches new networked charging systems products, grows its presence in Europe where it has not yet achieved economies of scale, and expands its solutions for its fleet customers, it expects gross margin to experience variability from period to period.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, for personnel related to the development of improvements and expanded features for ChargePoint’s services, as well as quality assurance, testing, product management, amortization of capitalized internal-use software, and allocated facilities and information technology expenses. Research and development costs are expensed as incurred.

ChargePoint expects its research and development expenses to increase on an absolute basis and they may increase as a percentage of total revenue for the foreseeable future as it continues to invest in research and development activities to achieve its technology and product roadmap.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, sales commissions, professional services fees, travel, marketing and promotional expenses amortization of capitalized internal-use software and allocated facilities and information technology expenses.

ChargePoint expects its sales and marketing expenses to increase on an absolute basis and they may increase as a percentage of total revenue for the foreseeable future while it continues to add sales and marketing personnel, expand its sales channels and expand in Europe.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, related to finance, legal and human resource functions, contractor and professional services fees, audit and compliance expenses, insurance costs, bad debt expenses, amortization of capitalized internal-use software and general corporate expenses, including allocated facilities and information technology expenses.

ChargePoint expects its general and administrative expenses to increase in absolute dollars as it continues to grow its business. ChargePoint also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for director and officer insurance, investor relations and legal, accounting and other professional services.

Interest Income

Interest income consists primarily of interest earned on ChargePoint’s cash, cash equivalents and short-term investments.

Interest Expense

Interest expense consists primarily of the interest on ChargePoint’s term loan.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liability

Legacy ChargePoint’s redeemable convertible preferred stock warrant liability is subject to remeasurement to fair value at each balance sheet date. Changes in fair value of ChargePoint’s redeemable convertible preferred stock warrant liability are recognized in the consolidated statements of operations. ChargePoint will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of ChargePoint’s redeemable convertible preferred stock into ChargePoint Common Stock.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency transaction gains and losses.

Provision for Income Taxes

ChargePoint’s provision for income taxes consists of an estimate of federal, state and foreign income taxes based on enacted federal, state and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to the level of historical losses, ChargePoint maintains a valuation allowance against U.S. federal and state deferred tax assets as it has concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the Fiscal Year Ended January 31, 2021 to the Fiscal Year Ended January 31, 2020 and the Fiscal Year Ended January 31, 2020 to the Fiscal Year Ended January 31, 2019

The following table summarizes ChargePoint’s results of operations for the periods indicated:

	Year Ended January 31,			Year-over-Year Change
	2021	2020	2019	2021 to 2020		2020 to 2019
	(in thousands, except percentages)			Change ($)	Change (%)	Change ($)	Change (%)
Revenue
Networked charging systems	$91,893	$101,012	$61,338	$(9,119)	(9)%	$39,674	65%
Subscriptions	40,563	28,930	22,504	11,633	40%	6,426	29%
Other	14,034	14,573	8,188	(539)	(4)%	6,385	78%

Total revenue	146,490	144,515	92,030	1,975	1%	52,485	57%
Cost of revenue
Networked charging systems	87,083	105,940	59,928	(18,857)	(18)%	46,012	77%
Subscriptions	20,385	16,244	10,441	4,141	25%	5,803	56%
Other	6,073	4,289	2,157	1,784	42%	2,132	99%

Total cost of revenue	113,541	126,473	72,526	(12,932)	(10)%	53,947	74%

Gross profit	32,949	18,042	19,504	14,907	83%	(1,462)	(7)%

Gross margin	22%	12%	21%
Operating expenses
Research and development	75,017	69,464	50,510	5,553	8%	18,954	38%
Sales and marketing	53,002	56,997	56,411	(3,995)	(7)%	586	1%
General and administrative	25,922	23,945	17,870	1,977	8%	6,075	34%

Total operating expenses	153,941	150,406	124,791	3,535	2%	25,615	21%

Loss from operations	(120,992)	(132,364)	(105,287)	11,372	(9)%	(27,077)	26%
Interest income	315	3,245	1,402	(2,930)	(90)%	1,843	*
Interest expense	(3,253)	(3,544)	(3,690)	291	*	146	(4)%
Change in fair value of redeemable convertible preferred stock warrant liability	(73,125)	(875)	(388)	(72,250)	8,257%	(487)	*
Other income (expense), net	229	(565)	(5)	794	*	(560)	*

Net loss before income taxes	(196,826)	(134,103)	(107,968)	(62,723)	47%	(26,135)	24%
Provision for income taxes	198	224	119	(26)	*	105	*

Net loss	$(197,024)	$(134,327)	$(108,087)	$(62,697)	47%	$(26,240)	24%

*	Not Meaningful

Revenue

Revenue increased by $2.0 million or 1% from $144.5 million during the year ended January 31, 2020 to $146.5 million during the year ended January 31, 2021, primarily due to a $11.6 million increase in Subscriptions revenue due to growth in the number of charging systems connected to ChargePoint’s network, while other revenue remained relatively unchanged. This increase was partially offset by a $9.1 million decrease in networked charging systems revenue. This decrease was attributable to a shift in product mix primarily due to the effects of the COVID-19 pandemic on ChargePoint’s business as fewer Level 2 AC and Level 3 DC Fast chargers were sold while more Level 1 chargers were sold which have lower average selling prices. While product mix shifted, overall sales volume remained consistent between the years ended January 31, 2021 and 2020.

Revenue increased by $52.5 million or 57% from $92.0 million during the year ended January 31, 2019 to $144.5 million during the year ended January 31, 2020, primarily due to a $39.7 million increase in networked charging systems revenue. This increase was primarily attributable to higher volumes of systems delivered across both ChargePoint’s Level 2 AC and Level 3 DC Fast chargers as well as an increase in its overall average selling prices due to increased volumes of its higher priced DC chargers. ChargePoint’s subscriptions revenue increased by $6.4 million primarily due to growth in the number of charging systems connected to its network while pricing remained consistent. Other revenue increased by $6.4 million primarily due to increased number of regulatory credits transferred.

Cost of Revenue

Cost of revenue decreased by $12.9 million or 10% from $126.5 million during the year ended January 31, 2020 to $113.5 million during the year ended January 31, 2021, primarily due to a decrease of $18.9 million in networked charging systems cost of revenue resulting from cost optimization initiatives related to the Level 3 DC Fast charger and from a shift in product mix primarily due to the effects of the COVID-19 pandemic as more Level 1 chargers were sold at lower average cost while fewer Level 2 AC and Level 3 DC Fast chargers were sold. This decrease was partially offset by a $4.1 million increase in subscriptions cost of revenue as ChargePoint expanded its network and support capabilities, and a $1.8 million increase in other cost of revenue primarily related to higher depreciation on owned and operated charging sites.

Cost of revenue increased by $53.9 million or 74% from $72.5 million during the year ended January 31, 2019 to $126.5 million during the year ended January 31, 2020, primarily due to an increase of $46.0 million in networked charging systems cost of revenue resulting from growth in the number of systems delivered and the launch costs associated with the market introduction of its Level 3 DC Fast charging systems, a $5.8 million increase in subscriptions cost of revenue as it expanded its network and support capabilities, and a $2.1 million increase in other cost of revenue primarily due to higher depreciation on owned and operated charging sites.

Gross Profit and Gross Margin

Gross profit increased by $14.9 million, or 83% from $18.0 million during the year ended January 31, 2020 to $32.9 million during the year ended January 31, 2021. Gross margin increased to 22% during the year ended January 31, 2021 compared to 12% during the year ended January 31, 2020. The increase was primarily due to cost optimization initiatives related to the Level 3 DC Fast charger and an increase in subscriptions revenue due to growth in the number of charging systems connected to ChargePoint’s network, which have higher margin compared to other product offerings.

Gross profit decreased by $1.5 million, or 7% from $19.5 million during the year ended January 31, 2019 to $18.0 million during the year ended January 31, 2020. Gross margin decreased to 12% during the year ended January 31, 2020 compared to 21% during the year ended January 31, 2019. The decreases were primarily due to the launch costs associated with the continued market introduction of ChargePoint’s new Level 3 DC Fast charger , which have lower margins compared to other products.

Research and Development Expenses

Research and development expenses increased by $5.6 million or 8% from $69.5 million during the year ended January 31, 2020 to $75.0 million during the year ended January 31, 2021. The increase was primarily attributable to a $2.3 million increase in engineering personnel costs from due to headcount growth as well as a $3.8 million increase in allocated facilities and information technology expenses, partially offset by a $1.2 million decrease in travel costs in response to the COVID-19 pandemic.

Research and development expenses increased by $19.0 million or 38% from $50.5 million during the year ended January 31, 2019 to $69.5 million during the year ended January 31, 2020, primarily due to a $14.4 million increase in engineering personnel costs from due to headcount growth as ChargePoint expanded its product portfolio and the features of its Cloud Services software and a $4.3 million increase in allocated facilities and information technology expenses.

Sales and Marketing Expenses

Sales and marketing expenses decreased by $4.0 million or 7% from $57.0 million during the year ended January 31, 2020 to $53.0 million during the year ended January 31, 2021, primarily attributable to reduced personnel costs and travel expenses in response to the COVID-19 pandemic.

Sales and marketing expenses increased by $0.6 million or 1% from $56.4 million during the year ended January 31, 2019 to $57.0 million during the year ended January 31, 2020, primarily due to an increase in personnel costs, including sales commissions, due to headcount growth, partially offset by a decrease in marketing and consulting expenses.

General and Administrative Expenses

General and administrative expenses increased by $2.0 million or 8% from $23.9 million during the year ended January 31, 2020 to $25.9 million during the year ended January 31, 2021. The increase was primarily attributable to a $3.7 million increase in audit, legal and advisory fees in connection with the Business Combination, and an increase in personnel costs partially offset by a $3.0 million legal provision incurred in the fiscal year ended January 31, 2020 which did not recur in the fiscal year ended January 31, 2021.

General and administrative expenses increased by $6.1 million or 34% from $17.9 million during the year ended January 31, 2019 to $23.9 million during the year ended January 31, 2020, primarily due to a $3.9 million increase in personnel costs due to headcount growth as ChargePoint expanded its corporate functions, and a $3.0 million increase in reserves for legal matters.

Interest Income

Interest income decreased by $2.9 million or 90% from $3.2 million during the year ended January 31, 2020 to $0.3 million during the year ended January 31, 2021. The decrease in interest income was attributable to a decline in market interest rates and a decline in the balance of short-term investments during the fiscal year ended January 31, 2021.

Interest income increased by $1.8 million from $1.4 million during the year ended January 31, 2019 to $3.2 million during the year ended January 31, 2020. The increase was primarily due to increased balances and market interest rates on ChargePoint’s interest-bearing investments.

Interest Expense

Interest expense did not significantly change during the year ended January 31, 2021 as compared to the year ended January 31, 2020, or during the year ended January 31, 2020 as compared to the year ended January 31, 2019.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liability

Change in fair value of redeemable convertible preferred stock warrant liability changed from $0.9 million during the year ended January 31, 2020 to $73.1 million during the year ended January 31, 2021 due to the increase in the fair value of Legacy ChargePoint’s common stock and redeemable convertible preferred stock after ChargePoint announced the Business Combination.

Change in fair value of redeemable convertible preferred stock warrant liability changed from $0.4 million during the year ended January 31, 2019 to $0.9 million during the year ended January 31, 2020, due to increased fair value of the redeemable convertible preferred stock warrant liability.

Other Income (Expense), Net

Other income (expense), net changed from $(0.6) million during the year ended January 31, 2020 to $0.2 million during the year ended January 31, 2021, and from $(5) thousand during the year ended January 31, 2019 to $(0.6) million during the year ended January 31, 2020, primarily due to the effects of foreign currency transactions.

Provision for income taxes

The provision for income taxes did not significantly fluctuate during the year ended January 31, 2021 as compared to the year ended January 31, 2020, or during the year ended January 31, 2020 as compared to the year ended January 31, 2019.

Liquidity and Capital Resources

Sources of Liquidity

Legacy ChargePoint has incurred net losses and negative cash flows from operations since its inception which it anticipates will continue for the foreseeable future. To date, Legacy ChargePoint has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under its loan facilities and customer payments. As of January 31, 2021, Legacy ChargePoint has raised net proceeds of $649.6 million from the issuances of redeemable convertible preferred stock and its term loan facility entered into in 2018. As of January 31, 2021, Legacy ChargePoint had cash, cash equivalents and restricted cash of $145.9 million. ChargePoint believes that its cash on hand, together with cash generated from sales to customers will satisfy its working capital and capital requirements for at least the next twelve months.

From inception to January 31, 2021, Legacy ChargePoint has raised aggregate net cash proceeds of $615.7 million from the sale of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H and Series H-1 redeemable convertible preferred stock.

Term Loan

Legacy ChargePoint had $34.9 million outstanding on its term loan as of January 31, 2021. The loan is secured by substantially all of Legacy ChargePoint’s assets and contains customary affirmative and negative covenants and requires it to maintain minimum cash balances and attain certain customer billing targets. As of January 31, 2021, Legacy ChargePoint was in compliance with all covenants. The loan was due in June 2023 and interest is calculated at London Interbank Offered Rate (“LIBOR”) plus 6.55%.

The loan was repaid in full on March 15, 2021.

Long-Term Liquidity Requirements

Until ChargePoint can generate sufficient revenue to cover its cost of sales, operating expenses, working capital and capital expenditures, it expects to primarily fund cash needs through a combination of equity and debt financing. If ChargePoint raises funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of common stock. If ChargePoint raises funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of common stockholders. The terms of debt securities or borrowings could impose significant restrictions on ChargePoint’s operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

ChargePoint’s principal use of cash in recent periods has been funding its operations and investing in capital expenditures. ChargePoint’s future capital requirements will depend on many factors, including its revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support development efforts, expenses associated with its international expansion, the introduction of network enhancements and the continuing market adoption of its network. In the future, ChargePoint may enter into arrangements to acquire or invest in complementary businesses, products and technologies. ChargePoint may be required to seek additional equity or debt financing. In the event that ChargePoint requires additional financing, it may not be able to raise such financing on acceptable terms or at all. If ChargePoint is unable to raise additional capital or generate cash flows necessary to expand its operations and invest in continued innovation, it may not be able to compete successfully, which would harm its business, results of operations and financial condition. If adequate funds are not available, ChargePoint may need to reconsider its expansion plans or limit its research and development activities, which could have a material adverse impact on its business prospects and results of operations.

Cash Flows

For the Fiscal Years Ended January 31, 2021, 2020 and 2019

The following table sets forth a summary of ChargePoint’s cash flows for the periods indicated:

	Year Ended January 31,
	2021	2020	2019
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(91,846)	$(87,936)	$(100,546)
Investing activities	35,530	(61,899)	(16,297)
Financing activities	128,913	17,158	233,798
Effects of exchange rates on cash, cash equivalents, and restricted cash	141	132	(101)

Net increase (decrease) in cash, cash equivalents and restricted cash	$72,738	$(132,545)	$116,854

Net Cash Used in Operating Activities

During the year ended January 31, 2021, net cash used in operating activities was $91.8 million, consisting primarily of a net loss of $197.0 million, partially offset by a decrease in net operating assets of $10.2 million and non-cash charges of $95.0 million. The decrease in net operating assets was due to a $17.2 million increase in deferred revenue, a $11.6 million increase in accrued and other liabilities and a $3.3 million decrease in accounts receivable, net due to increased collections, largely offset by a $8.9 million increase in prepaid expenses and other assets, a $9.6 million increase in inventory, a $2.8 million decrease in operating lease liabilities and a $0.5 million decrease in accounts payable. The non-cash charges primarily consisted of a $73.1 million change in the fair value of redeemable convertible preferred stock warrant liability, $10.1 million of depreciation and amortization expense, $4.9 million of stock-based compensation expense and $3.8 million of non-cash operating lease cost.

During the year ended January 31, 2020, net cash used in operating activities was $87.9 million, consisting primarily of a net loss of $134.3 million, partially offset by a decrease in net operating assets of $29.1 million and non-cash charges of $17.3 million. The decrease in net operating assets was primarily attributable to a $27.6 million increase in deferred revenue from customer prepayments for subscriptions as ChargePoint’s business expanded and a $15.7 million increase in accounts payable, partially offset by a $8.7 million increase in accounts receivable, net, a $3.0 million increase in prepaid expenses and other assets, a $1.5 million increase in inventory and a $1.2 million decrease in operating lease liabilities. The non-cash charges primarily consisted of $7.7 million of depreciation and amortization expense, $3.1 million of non-cash operating lease costs, as well as $2.9 million of stock-based compensation expense.

During the year ended January 31, 2019, net cash used in operating activities was $100.5 million, consisting primarily of a net loss of $108.1 million and an increase in net operating assets of $1.6 million, partially offset by non-cash charges of $9.1 million. In net operating assets, a $2.7 million increase in accounts receivable, net, a $19.5 million increase in inventory, a $1.8 million increase in prepaid expenses and other assets and a $1.1 million decrease in accounts payable were primarily offset by a $10.8 million increase in accrued and other liabilities and a $12.7 million increase in deferred revenue as ChargePoint’s business expanded. The non-cash charges primarily consisted of $4.1 million of depreciation and amortization expense, $1.7 million of stock-based compensation expense and $1.1 million of inventory reserves.

Net Cash Provided By (Used In) Investing Activities

During the year ended January 31, 2021, net cash provided by investing activities was $35.5 million, consisting of maturities of investments of $47.0 million, partially offset by purchases of property and equipment of $11.5 million.

During the year ended January 31, 2020, net cash used in investing activities was $61.9 million, consisting of purchases and maturities of investments of $47.0 million and purchases of property and equipment of $14.9 million.

During the year ended January 31, 2019, net cash used in investing activities was $16.3 million, consisting of purchases of property and equipment of $14.8 million and cash paid for an acquisition, net of cash acquired of $1.5 million.

Net Cash Provided by Financing Activities

During the year ended January 31, 2021, net cash provided by financing activities was $128.9 million, consisting of net proceeds from the issuance of ChargePoint redeemable convertible preferred stock of $95.5 million, proceeds from the issuance of common stock warrants of $31.5 million and proceeds from exercises of vested and unvested stock options of $5.9 million, partially offset by $4.0 million of payment of deferred transaction costs.

During the year ended January 31, 2020, net cash provided by financing activities was $17.2 million, consisting of net proceeds from the issuance of ChargePoint redeemable convertible preferred stock of $14.8 million, proceeds from the issuance of common stock warrants of $0.2 million and proceeds from exercises of vested and unvested stock options of $2.2 million.

During the year ended January 31, 2019, net cash provided by financing activities was $233.8 million, consisting of net proceeds from the issuance of redeemable convertible preferred stock of $215.2 million, proceeds from the issuance of common stock warrants of $1.5 million, net proceeds from issuance of debt of $34.0 million and proceeds from exercises of vested and unvested stock options of $1.4 million, partially offset by repayment of debt of $18.2 million.

Off-Balance Sheet Arrangements

ChargePoint is not a party to any off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes ChargePoint’s contractual obligations and commitments as of January 31, 2021:

	Due by Period
	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years	Total
	(in thousands)
Operating lease obligations	$4,719	$9,457	$7,985	$13,855	$36,016
Term Loan	11,667	23,333	—	—	35,000
Purchase commitments	61,691	2,422	—	—	64,113

	$78,077	$35,212	$7,985	$13,855	$135,129

ChargePoint enters into purchase commitments that include purchase orders and agreements in the normal course of business with contract manufacturers, parts manufacturers, vendors for research and development services and outsourced services.

The purchase commitments as of January 31, 2021 were $64.1 million.

In August 2020, Legacy ChargePoint amended a building lease for its US headquarters to extend the term by 84 months through August 31, 2029. The extension resulted in continuing to classify the lease as an operating lease and remeasurement of the lease liability on the basis of the extended lease term. The total right-of-use asset recorded in association with the lease extension was $12.5 million with a corresponding operating lease liability.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of ChargePoint’s financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires ChargePoint to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. ChargePoint’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

While ChargePoint’s significant accounting policies are described in more detail in Note 2 to its consolidated financial statements included elsewhere in this report, it believes the following accounting policies and estimates to be most critical to the preparation of its consolidated financial statements.

Revenue Recognition

On February 1, 2019, ChargePoint adopted ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606), as amended, using the modified retrospective method applied to contracts which were not completed as of that date. ChargePoint recognizes revenue using the five-step model in determining revenue recognition: (a) identification of the contract, or contracts, with a customer; (b) identification of the performance obligations in the contract; (c) determination of the transaction price; (d) allocation of the transaction price to the performance obligations in the contract; and (e) recognition of revenue when, or as, it satisfies a performance obligation.

ChargePoint enters into contracts with customers that regularly include promises to transfer multiple products and services, such as charging systems, software subscriptions, extended maintenance, and professional services. For arrangements with multiple products and services, ChargePoint evaluates whether the individual products and services qualify as distinct performance obligations. In ChargePoint’s assessment of whether products and services are a distinct performance obligation, it determines whether the customer can benefit from the product or service on its own or with other readily available resources and whether the service is separately identifiable from other products or services in the contract. This evaluation requires ChargePoint to assess the nature of each of its networked charging systems, subscriptions and other offerings and how they are provided in the context of the contract, including whether they are significantly integrated which may require judgment based on the facts and circumstances of the contract.

The transaction price for each contract is determined based on the amount ChargePoint expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees ChargePoint charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. Revenue is recorded based on the transaction price excluding amounts collected on behalf of third parties such as sales taxes, which are collected on behalf of and remitted to governmental authorities, or driver fees, collected on behalf of customers who offer public charging for a fee.

When agreements involve multiple distinct performance obligations, ChargePoint accounts for individual performance obligations separately if they are distinct. ChargePoint applies significant judgment in identifying and accounting for each performance obligation, as a result of evaluating terms and conditions in contracts. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. ChargePoint determines SSP based on observable standalone selling price when it is available, as well as other factors, including the price charged to its customers, its discounting practices and its overall pricing objectives, while maximizing observable inputs. In situations where pricing is highly variable, or a product is never sold on a stand-alone basis, ChargePoint estimates the SSP using the residual approach.

Areas of Judgment and Estimates

Determining whether the networked charging systems, Cloud, Assure and professional services are considered distinct performance obligations that should be accounted for separately or as a single performance obligation requires significant judgment. In reaching its conclusion, ChargePoint assesses the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated which may require judgment based on the facts and circumstances of the contract.

Determining the relative SSP for contracts that contain multiple performance obligations requires significant judgment. ChargePoint determines SSP using observable pricing when available, which takes into consideration market conditions and customer specific factors while maximizing observable inputs. When observable pricing is not available, ChargePoint first allocates to the performance obligations with established SSPs and then applies the residual approach to allocate the remaining transaction price.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. Inventory levels are analyzed periodically and written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value or are in excess of expected demand. ChargePoint analyzes current and future product demand relative to the remaining product life to identify potential excess inventories. These forecasts of future demand are based upon historical trends and analysis as adjusted for overall market conditions. Inventory write-downs are measured as the difference between the cost of the inventory and its net realizable value, and charged to inventory reserves, which is a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for those inventories is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Stock-based Compensation

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties, and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded. Stock-based compensation is measured at the grant date, based on the fair value of the award and is recognized as an expense, net of estimated forfeitures, on a straight-line basis over the requisite service period. ChargePoint estimates the forfeiture rate based on the historical experience at the date of grant and revises it, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For performance-based stock options issued, the value of the award is measured at the grant date as the fair value of the award and is expensed over the requisite service period, using the accelerated attribution method, once the performance condition becomes probable of being achieved. These inputs are subjective and generally required significant analysis and judgment to develop.

The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the fair value of ChargePoint’s underlying common stock, its expected common stock price volatility over the term of the option award, the expected term of the award, risk-free interest rates, and the expected dividend yield of ChargePoint Common Stock.

The following table summarizes the weighted-average assumptions used in estimating the fair value of stock options granted during each of the periods presented:

	Year Ended January 31,
	2021	2020	2019
Expected volatility	49.1% – 51.6%	40.3% – 40.9%	40.9% – 41.6%
Risk-free interest rate	0.3% – 1.6%	1.4% – 2.4%	2.7% – 2.9%
Dividend rate	0.0%	0.0%	0.0%
Expected term (in years)	5.6 – 5.8	5.0 – 5.9	6.1 – 6.4

Expected Volatility.    The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the ChargePoint’s business corresponding to the expected term of the awards.

ChargePoint also grants stock-based awards to non-employees. Therefore, ChargePoint estimates the fair value of non-employee stock options using a Black-Scholes valuation model with appropriate assumptions.

Dividend Yield.    The expected dividend yield is zero as ChargePoint has never declared or paid cash dividends and have no current plans to do so in the foreseeable future.

Risk Free Interest Rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected Term.    The expected term represents the period that ChargePoint’s stock-based awards are expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Common Stock Valuation

The fair value of Legacy ChargePoint Common Stock has historically been determined by the Board with the assistance of management.

In the absence of a public trading market for Legacy ChargePoint common stock, on each grant date, Legacy ChargePoint has developed an estimate of the fair value of Legacy ChargePoint common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of ChargePoint common stock, and in part on input from contemporaneous third-party valuations.

ChargePoint’s valuations of Legacy ChargePoint common stock was determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions used to determine the estimated fair value of Legacy ChargePoint common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

•	contemporaneous third-party valuations of its common stock;

•	external market conditions affecting the EV industry and trends within the industry;

•	the rights, preferences and privileges of Legacy ChargePoint redeemable convertible preferred stock relative to those of Legacy ChargePoint common stock;

•	the prices at which it sold shares of ChargePoint redeemable convertible preferred stock and Legacy ChargePoint common stock;

•

the prices paid in secondary transactions involving its capital stock and the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange, such as transaction volume, timing, whether the transactions occurred among willing and unrelated parties, and whether the transactions involved investors with access to its financial information;

•	its financial condition and operating results, including its levels of available capital resources;

•	the progress of its research and development efforts, its stage of development and business strategy;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Legacy ChargePoint given prevailing market conditions;

•	the history and nature of its business, industry trends and competitive environment;

•	the lack of marketability of Legacy ChargePoint common stock;

•	equity market conditions affecting comparable public companies; and

•	general U.S. and global market conditions.

In determining the fair value of Legacy ChargePoint common stock, Legacy ChargePoint established the enterprise value of its business using the market approach and the income approach. Legacy ChargePoint also estimated the enterprise value by reference to the closest round of equity financing preceding the date of the valuation if such financing took place around the valuation date. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by its management and a terminal value for the residual period beyond the discrete forecast, which are discounted at its estimated weighted-average cost of capital to estimate its enterprise value. Under the market approach, a group of guideline publicly-traded companies with similar financial and operating characteristics to Legacy ChargePoint are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to Legacy ChargePoint’s historical and forecasted revenue results.

In allocating the equity value of Legacy ChargePoint’s business among the various classes of equity securities prior to July 2020, it used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on its assets. The OPM treats Legacy ChargePoint common stock and redeemable convertible preferred stock as call options on an equity value with exercise prices based on the liquidation preference of its redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after its redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM until July 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Since July 2020, Legacy ChargePoint used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Legacy ChargePoint, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. Legacy ChargePoint considered three different scenarios: (a) a transaction with a SPAC, (b) remaining a private company and (c) an acquisition by another company. Under the hybrid method, Legacy ChargePoint used the OPM, the if-converted method, and the liquidation method to allocate the equity value of its business among the various classes of stock. The if-converted method presumes that all shares of Legacy ChargePoint redeemable convertible preferred stock convert into Legacy ChargePoint common stock based upon their conversion terms and differences in the rights and preferences of the share of Legacy ChargePoint redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.

After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding Legacy ChargePoint’s expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Legacy Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact ChargePoint’s valuations as of each valuation date and may have a material impact on the valuation of Legacy ChargePoint common stock.

Redeemable Convertible Preferred Stock Warrant Liability

Warrants to purchase shares of Series B, D and E redeemable convertible preferred stock are classified as a liability as the underlying Legacy ChargePoint redeemable convertible preferred stock is considered redeemable and may require Legacy ChargePoint to transfer assets upon exercise. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of the Legacy ChargePoint redeemable convertible preferred stock warrant liability are recognized in the consolidated statements of operations. ChargePoint will continue to adjust the liability for changes in fair value until the exercise or expiration of the warrants, conversion of Legacy ChargePoint redeemable convertible preferred stock into Legacy ChargePoint common stock or until the Legacy ChargePoint redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the ChargePoint redeemable convertible preferred stock warrant liability will be reclassified to Legacy ChargePoint redeemable convertible preferred stock or additional paid-in capital, as applicable.

Income Taxes

ChargePoint utilizes the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. ChargePoint makes estimates, assumptions and judgments to determine its provision for its income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. ChargePoint assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

ChargePoint recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, have not been material, are recognized within provision for income taxes.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements included elsewhere in this report for more information regarding recently issued accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

ChargePoint is exposed to market risk for changes in interest rates applicable to its short-term investments and term loan. Legacy ChargePoint had cash, cash equivalents and restricted cash totaling $145.9 million as of January 31, 2021. Cash equivalents were invested primarily in money market funds and U.S. treasury bills. ChargePoint’s investment policy is focused on the preservation of capital and supporting its liquidity needs. Under the policy, ChargePoint invests in highly rated securities, issued by the U.S. government or liquid money market funds. ChargePoint does not invest in financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. ChargePoint utilizes external investment managers who adhere to the guidelines of its investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of ChargePoint’s cash and cash equivalents.

The term loan matures in 2023 with monthly interest calculated at 6.55% plus LIBOR. As of January 31, 2021, the outstanding debt obligation was $34.9 million. Legacy ChargePoint carries the term loan at face value less unamortized discount on its consolidated balance sheets, and it believes the fair value of the term loan approximates the recorded amount, as the interest rates on the term loan are variable and the rates are based on market interest rates after consideration of default and credit risk. Any changes in market interest rates will generally not affect the carrying value of the loan, but the amount of interest Legacy ChargePoint incurs impacts its earnings in the consolidated statements of operations.

A hypothetical 10% change in interest rates would not have a material impact on the value of ChargePoint’s cash, cash equivalents, short-term investments, debt, net loss or cash flows.

Foreign Currency Risk

ChargePoint has foreign currency risks related to its revenue and operating expenses denominated in currencies other than the U.S. dollar, primarily the euro, causing both its revenue and its operating results to be impacted by fluctuations in the exchange rates.

Gains or losses from the revaluation of certain cash balances, accounts receivable balances and intercompany balances that are denominated in these currencies impact ChargePoint’s net loss. A hypothetical decrease in all foreign currencies against the U.S. dollar of 10% would not result in a material foreign currency loss on foreign-denominated balances, as of January 31, 2021. As ChargePoint’s foreign operations expand, its results may be more materially impacted by fluctuations in the exchange rates of the currencies in which it does business.

At this time, ChargePoint does not enter into financial instruments to hedge its foreign currency exchange risk, but it may in the future.

Internal Control Over Financial Reporting

In connection with the preparation and audit of Legacy ChargePoint’s consolidated financial statements as of January 31, 2021 and 2020 and for the years ended January 31, 2021, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. See the subsection titled “Risk Factors — ChargePoint has identified material weaknesses in its internal control over financial reporting” in Exhibit 99.3 attached to ChargePoint’s Amendment No. 1 to the Form 8-K filed with the SEC on March 31, 2021.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Switchback is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

ChargePoint has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare ChargePoint financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements of ChargePoint included elsewhere in this report for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended January 31, 2021, 2020 and 2019.

In addition, ChargePoint intends to continue to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, ChargePoint intends to rely on such exemptions, it is not required to, among other things:

(a) provide an auditor’s attestation report on its system of internal control over financial reporting pursuant to Section 404(b) of SOX: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

ChargePoint will remain an emerging growth company under the JOBS Act until the earliest of (a) January 31, 2026, the last day of our first fiscal year following the fifth anniversary of Switchback’s initial public offering, (b) the last date of its fiscal year in which it has a total annual gross revenue of at least $1.07 billion, (c) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Exhibit 99.3

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this report. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Summary of Principal Risks Associated with ChargePoint’s Business

•	ChargePoint is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the near term.

•

ChargePoint has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

•	ChargePoint currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

•	ChargePoint faces risks related to health pandemics, including the recent coronavirus pandemic, which could have a material adverse effect on its business and results of operations.

•	ChargePoint faces risks related to health pandemics, including the recent coronavirus pandemic, which could have a material adverse effect on its business and results of operations.

•	ChargePoint relies on a limited number of suppliers and manufacturers for its charging stations. A loss of any of these partners could negatively affect its business.

•

ChargePoint’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as ChargePoint expands the scope of such services with other parties.

•	While ChargePoint to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

•

If ChargePoint is unable to attract and retain key employees and hire qualified management, technical engineering and sale personnel, its ability to compete and successfully grow its business would be harmed.

•	ChargePoint is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

•	Some members of ChargePoint’s management have limited experience in operating a public company.

•	ChargePoint may need to raise additional funds and these funds may not be available when needed.

•	ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators.

•

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm ChargePoint’s business.

•

ChargePoint’s headquarters and other facilities are located in an active earthquake zone; an earthquake or other types of natural disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California, could disrupt and harm its operations and those of ChargePoint’s customers.

•	ChargePoint’s stock price will be volatile, and you may not be able to sell shares at or above the price at the Closing.

•	ChargePoint has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.

•	Concentration of ownership among ChargePoint’s existing executive officers, directors and their affiliate may prevent new investors from influencing significant corporate decisions.

•	ChargePoint’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

•

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations.

•	ChargePoint’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

•

If ChargePoint is unable to remediate the material weaknesses in its internal control over financial reporting, or if ChargePoint identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of ChargePoint’s consolidated financial statements or failure to meet its periodic reporting obligations.

•

ChargePoint has identified material weaknesses in its internal control over financial reporting. If ChargePoint is unable to remediate these material weaknesses, or if ChargePoint identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of ChargePoint’s consolidated financial statements or cause ChargePoint to fail to meet its periodic reporting obligations.

Risks Related to ChargePoint’s Business

ChargePoint is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the near term.

ChargePoint incurred a net loss of $197.0 million for the year ended January 31, 2021 and as of January 31, 2021, ChargePoint had an accumulated deficit of approximately $679.4 million. ChargePoint believes it will continue to incur operating and net losses each quarter for the near term. Even if it achieves profitability, there can be no assurance that it will be able to maintain profitability in the future. ChargePoint’s potential profitability is particularly dependent upon the continued adoption of EVs by consumers and fleet operators, the widespread adoption of electric trucks and other vehicles and other electric transportation modalities, which may not occur.

ChargePoint has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

ChargePoint has experienced rapid growth in recent periods. For example, the number of employees has grown from 743 as of January 31, 2020 to 834 as of January 31, 2021, including 77 employees in Europe as of January 31, 2020 to 101 as of January 31, 2021. The growth and expansion of its business has placed and continues to place a significant strain on management, operations, financial infrastructure and corporate culture. In the event of further growth, ChargePoint’s information technology systems and ChargePoint’s internal control over financial reporting and procedures may not be adequate to support its operations and may introduce opportunities for data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business information or misappropriate funds. ChargePoint may also face risks to the extent such bad actors infiltrate the information technology infrastructure of its contractors.

To manage growth in operations and personnel, ChargePoint will need to continue to improve its operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect its business performance and operating results.

ChargePoint currently faces competition from a number of companies, particularly in Europe, and expects to face significant competition in the future as the market for EV charging develops.

The EV charging market is relatively new and competition is still developing. ChargePoint primarily competes with smaller providers of EV charging station networks for installations, particularly in Europe. Large early stage markets, such as Europe, require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. Some European customers require solutions not yet available and ChargePoint’s recent entrance into Europe requires establishing itself against existing competitors. In addition, there are multiple competitors in Europe with limited funding, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider.

In addition, there are other means for charging EVs, which could affect the level of demand for onsite charging capabilities at businesses. For example, Tesla Inc. continues to build out its supercharger network across the United States for its vehicles, which could reduce overall demand for EV charging at other sites. Also, third-party contractors can provide basic electric charging capabilities to potential customers seeking to have on premise EV charging capability as well as for home charging. In addition, many EV charging manufacturers, including ChargePoint, are offering home charging equipment, which could reduce demand for on premise charging capabilities of potential customers and reduce the demand for onsite charging capabilities if EV owners find charging at home to be sufficient.

Further, ChargePoint’s current or potential competitors may be acquired by third parties with greater available resources. As a result, competitors may be able to respond more quickly and effectively than ChargePoint to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. This competition may also materialize in the form of costly intellectual property disputes or litigation.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put ChargePoint at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of ChargePoint’s current or future target markets, which could create price pressure. In light of these factors, even if ChargePoint’s offerings are more effective and higher quality than those of its competitors, current or potential customers may accept competitive solutions. If ChargePoint fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be limited which would adversely affect its business and results of operations.

Failure to effectively expand ChargePoint’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its solutions.

ChargePoint’s ability to grow its customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales and marketing operations and activities. Sales and marketing expenses represent a significant percentage of its total revenue, and its operating results will suffer if sales and marketing expenditures do not contribute significantly to increasing revenue.

ChargePoint is substantially dependent on its direct sales force to obtain new customers. ChargePoint plans to continue to expand its direct sales force both domestically and internationally but it may not be able to recruit and hire a sufficient number of sales personnel, which may adversely affect its ability to expand its sales capabilities. New hires require significant training and time before they achieve full productivity, particularly in new sales territories. Recent hires and planned hires may not become as productive as quickly as anticipated, and ChargePoint may be unable to hire or retain sufficient numbers of qualified individuals. Furthermore, hiring sales personnel in new countries can be costly, complex and time-consuming, and requires additional set up and upfront costs that may be disproportionate to the initial revenue expected from those countries. There is significant competition for direct sales personnel with the strong sales skills and technical knowledge. ChargePoint’s ability to achieve significant revenue growth in the future will depend, in large part, on its success in recruiting, training, incentivizing and retaining a sufficient number of qualified direct sales personnel and on such personnel attaining desired productivity levels within a reasonable amount of time. ChargePoint’s business will be harmed if continuing investment in its sales and marketing capabilities does not generate a significant increase in revenue.

ChargePoint faces risks related to health pandemics, including the recent coronavirus (“COVID-19”) pandemic, which could have a material adverse effect on its business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a decrease in EV sales in markets around the world. Any sustained downturn in demand for EVs would harm ChargePoint’s business.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures may adversely impact ChargePoint’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact demand for EV charging stations, particularly at workplaces. These measures by government authorities may remain in place for a significant period of time and may adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

ChargePoint has modified its business practices by recommending that all non-essential personnel work from home and cancelling or reducing physical participation in sales activities, meetings, events and conferences. ChargePoint has also implemented additional safety protocols for essential workers, has implemented cost cutting measures in order to reduce its operating costs, and may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of ChargePoint’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of its customers’ or potential customers’ workforces are subject to stay-at-home orders or otherwise have substantial numbers of their employees working remotely for sustained periods of time, user demand for charging stations and services will decline.

The extent to which the COVID-19 pandemic impacts ChargePoint’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in charging stations or in providing installation or maintenance services. Even after the COVID-19 pandemic has subsided, ChargePoint may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for ChargePoint’s products and services.

ChargePoint relies on a limited number of suppliers and manufacturers for its charging stations. A loss of any of these partners could negatively affect its business.

ChargePoint relies on a limited number of suppliers to manufacture its charging stations, including in some cases only a single supplier for some products and components. This reliance on a limited number of manufacturers increases ChargePoint’s risks, since it does not currently have proven reliable alternatives or replacement manufacturers beyond these key parties. In the event of interruption, it may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, ChargePoint’s business could be adversely affected if one or more of its suppliers is impacted by any interruption at a particular location.

If ChargePoint experiences a significant increase in demand for its charging stations, or if it needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine its ability to deliver products to customers in a timely manner. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires ChargePoint to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers could have an adverse effect on ChargePoint’s business, financial condition and operating results.

In addition, as a result of the Business Combination, ChargePoint became subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) to diligence, disclose, and report whether or not its products contain minerals originating from the Democratic Republic of the Congo and adjoining countries, or conflict minerals. ChargePoint will incur additional costs to comply with these disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. These requirements could adversely affect the sourcing, availability, and pricing of minerals used in the components used in its products. It is also possible that ChargePoint’s reputation may be adversely affected if it determines that certain of its products contain minerals not determined to be conflict-free or if it is unable to alter its products, processes or sources of supply to avoid use of such materials. ChargePoint may also encounter end-customers who require that all of the components of the products be certified as conflict free. If ChargePoint is not able to meet this requirement, such end-customers may choose to purchase products from a different company.

ChargePoint’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as ChargePoint expands the scope of such services with other parties.

ChargePoint does not typically install charging stations at customer sites. These installations are typically performed by ChargePoint partners or electrical contractors with an existing relationship with the customer and/or knowledge of the site. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires various local and other governmental approvals and permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. Meaningful delays or cost overruns may impact ChargePoint’s recognition of revenue in certain cases and/or impact customer relationships, either of which could impact ChargePoint’s business and profitability.

Furthermore, ChargePoint may in the future elect to install charging stations at customer sites or manage contractors, likely as part of offering customers a turnkey solution. Working with contractors may require ChargePoint to obtain licenses or require it or its customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. In addition, if these contractors are unable to provide timely, thorough and quality installation-related services, customers could fall behind their construction schedules leading to liability to ChargePoint or cause customers to become dissatisfied with the solutions ChargePoint offers.

While ChargePoint to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

ChargePoint may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into ChargePoint’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

If ChargePoint completes future acquisitions, it may not ultimately strengthen its competitive position or achieve its goals and business strategy; ChargePoint may be subject to claims or liabilities assumed from an acquired company, product, or technology; acquisitions ChargePoint completes could be viewed negatively by its customers, investors, and securities analysts; and ChargePoint may incur costs and expenses necessary to address an acquired company’s failure to comply with laws and governmental rules and regulations. Additionally, ChargePoint may be subject to litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties, which may differ from or be more significant than the risks ChargePoint’s business faces. If ChargePoint is unsuccessful at integrating future acquisitions in a timely manner, or the technologies and operations associated with such acquisitions, the revenue and operating results of the combined company could be adversely affected. Any integration process may require significant time and resources, which may disrupt ChargePoint’s ongoing business and divert management’s attention, and ChargePoint may not be able to manage the integration process successfully or in a timely manner. ChargePoint may not successfully evaluate or utilize the acquired technology or personnel, realize anticipated synergies from the acquisition, or accurately forecast the financial impact of an acquisition transaction and integration of such acquisition, including accounting charges and any potential impairment of goodwill and intangible assets recognized in connection with such acquisitions. ChargePoint may have to pay cash, incur debt, or issue equity or equity-linked securities to pay for any future acquisitions, each of which could adversely affect its financial condition or the market price of its Common Stock. Furthermore, the sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to ChargePoint’s stockholders. The occurrence of any of these risks could harm ChargePoint’s business, operating results, and financial condition.

If ChargePoint is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

ChargePoint’s success depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business. ChargePoint’s future performance also depends on the continued services and continuing contributions of its senior management to execute on its business plan and to identify and pursue new opportunities and product innovations. The loss of services of senior management, or the ineffective management of any leadership transitions, especially within ChargePoint’s sales organization, could significantly delay or prevent the achievement of its development and strategic objectives, which could adversely affect its business, financial condition, and operating results.

Competition for employees can be intense, particularly in Silicon Valley where ChargePoint is headquartered, and the ability to attract, hire and retain them depends on ChargePoint’s ability to provide competitive compensation. ChargePoint may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect its business, including the execution of its global business strategy.

ChargePoint is expanding operations internationally, which will expose it to additional tax, compliance, market and other risks.

ChargePoint’s primary operations are in the United States and it maintains contractual relationships with parts and manufacturing suppliers in Asia, Mexico and other locations. Also, ChargePoint is continuing to invest to increase its presence in Europe and to expand a primarily software development team in India. Managing this expansion requires additional resources and controls, and could subject ChargePoint to risks associated with international operations, including:

•	conformity with applicable business customs, including translation into foreign languages and associated expenses;

•	lack of availability of government incentives and subsidies;

•	challenges in arranging, and availability of, financing for customers;

•	potential changes to its established business model;

•	cost of alternative power sources, which could vary meaningfully outside the United States;

•

difficulties in staffing and managing foreign operations in an environment of diverse culture, laws, and customers, and the increased travel, infrastructure, and legal and compliance costs associated with international operations;

•	installation challenges;

•	differing driving habits and transportation modalities in other markets;

•	different levels of demand among commercial, fleet and residential customers;

•

compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications, and permitting processes including environmental, banking, employment, tax, information security, privacy, and data protection laws and regulations such as the European Union (the “EU”) General Data Protection Regulation (“GDPR”), national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

•	compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Anti-Bribery Act;

•	conforming products to various international regulatory and safety requirements as well as charging and other electric infrastructures;

•	difficulty in establishing, staffing and managing foreign operations;

•	difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•	restrictions on repatriation of earnings;

•

compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

•	regional economic and political conditions.

As a result of these risks, ChargePoint’s current expansion efforts and any potential future international expansion efforts may not be successful.

Some members of ChargePoint’s management have limited experience in operating a public company.

Some of ChargePoint’s executive officers have limited experience in the management of a publicly-traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our company. ChargePoint may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require costs greater than expected.

ChargePoint may need to raise additional funds and these funds may not be available when needed.

ChargePoint may need to raise additional capital in the future to further scale its business and expand to additional markets. ChargePoint may raise additional funds through the issuance of equity, equity-related or debt securities, or through obtaining credit from government or financial institutions. ChargePoint cannot be certain that additional funds will be available on favorable terms when required, or at all. If ChargePoint cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If ChargePoint raises funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict ChargePoint’s business, or other unfavorable terms. In addition, to the extent ChargePoint raises funds through the sale of additional equity securities, ChargePoint stockholders would experience additional dilution.

ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators.

ChargePoint’s future revenue growth will depend in significant part on its ability to increase sales of its products and services to fleet operators. The electrification of fleets is an emerging market, and fleet operators may not adopt EVs on a widespread basis and on the timelines ChargePoint anticipates. In addition to the factors affecting the growth of the EV market generally, transitioning to an EV fleet can be costly and capital intensive, which could result in slower than anticipated adoption. The sales cycle could also be longer for sales to fleet operators, as they are often larger organizations, with more formal procurement processes than smaller commercial site hosts. Fleet operators may also require significant additional services and support, and if ChargePoint is unable to provide such services and support, it may adversely affect its ability to attract additional fleet operators as customers. Any failure to attract and retain fleet operators as customers in the future would adversely affect ChargePoint’s business and results of operations.

Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm ChargePoint’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in ChargePoint’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on ChargePoint’s systems in the future. Any attempts by cyber attackers to disrupt ChargePoint’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and ChargePoint may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm ChargePoint’s reputation, brand and ability to attract customers.

ChargePoint has previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. If ChargePoint’s services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for its solutions from target customers.

ChargePoint has processes and procedures in place designed to enable it to quickly recover from a disaster or catastrophe and continue business operations and has tested this capability under controlled circumstances. However, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect its business and financial results.

ChargePoint’s headquarters and other facilities are located in an active earthquake zone; an earthquake or other types of natural disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California, could disrupt and harm its operations and those of ChargePoint’s customers.

ChargePoint conducts a majority of its operations in the San Francisco Bay area in an active earthquake zone. The occurrence of a natural disaster such as an earthquake, drought, flood, fire (such as the recent extensive wildfires in California), localized extended outages of critical utilities (such as California’s public safety power shut-offs) or transportation systems, or any critical resource shortages could cause a significant interruption in its business, damage or destroy its facilities or inventory, and cause it to incur significant costs, any of which could harm its business, financial condition and results of operations. The insurance ChargePoint maintains against fires, earthquakes and other natural disasters may not be adequate to cover losses in any particular case.

In addition, rolling public safety power shut offs in California or other states can affect user acceptance of EVs, as charging may be unavailable at the desired times, or at all during these events. These shut offs could also affect the ability of fleet operators to charge their EVs, which, for example, could adversely affect transportation schedules or any service level agreements to which either ChargePoint or the fleet operator may be a party. If these events persist, the demand for EVs could decline, which would result in reduced demand for charging solutions.

Risks Related to the EV Market

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for ChargePoint’s products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars, consumption of renewable transportation fuels, such as ethanol and biodiesel, and consumer acceptance of EVs and other alternative vehicles has been increasing. If fuel efficiency of non-electric vehicles continues to rise, whether as the result of regulations or otherwise, and affordability of vehicles using renewable transportation fuels improves, the demand for electric and high energy vehicles could diminish. In addition, the EV fueling model is different than gas or other fuel models, requiring behavior change and education of influencers, consumers and others such as regulatory bodies. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect demand for EVs and EV charging stations. For example, fuel which is abundant and relatively inexpensive in the United States, such as compressed natural gas, may emerge as preferred alternative to petroleum-based propulsion. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. This may impose additional obstacles to the purchase of EVs or the development of a more ubiquitous EV market. Finally, the current litigation between the state of California and the National Highway Traffic Safety Administration (“NHTSA”) could impact California’s ability to set fuel economy standards that encourage the adoption of EVs, and could be followed by many other states. If any of the above cause or contribute to consumers or businesses to no longer purchase EVs or purchase them at a lower rate, it would materially and adversely affect ChargePoint’s business, operating results, financial condition and prospects.

ChargePoint’s future growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of EVs for passenger and fleet applications.

ChargePoint’s future growth is highly dependent upon the adoption of EVs by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, ChargePoint’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

•	perceptions about EV features, quality, safety, performance and cost;

•	perceptions about the limited range over which EVs may be driven on a single battery charge;

•	competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•	volatility in the cost of oil and gasoline;

•	concerns regarding the stability of the electrical grid;

•	the decline of an EV battery’s ability to hold a charge over time;

•	availability of service for EVs;

•	consumers’ perception about the convenience and cost of charging EVs;

•	increases in fuel efficiency;

•	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•	relaxation of government mandates or quotas regarding the sale of EVs; and

•	concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and ChargePoint’s products and services in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect ChargePoint’s business, financial condition and operating results.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. In particular, ChargePoint’s marketing efforts have heavily relied upon federal tax credits available to purchasers of its EV charging stations that effectively provide purchasers with a significantly discounted purchase price. The reduction, modification, or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect ChargePoint’s financial results.

The U.S. federal government, foreign governments and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price of EVs and EV charging stations to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, ChargePoint has heavily relied upon the availability of federal tax credits to purchasers under Section 30C of the Code to market its EV charging stations, which can effectively provide such purchasers with up to a 30% discount off the purchase price of ChargePoint’s EV charging stations. The credits under Section 30C of the Code are set to expire on December 31, 2020 and thus would not be available to ChargePoint’s customers unless extended. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives, including the credit under Section 30C of the Code, could materially reduce the demand for EVs and ChargePoint’s solutions and, as a result, may adversely impact ChargePoint’s business and expansion potential.

ChargePoint also derives other revenue from regulatory credits. If government support of these credits declines, ChargePoint’s ability to generate this other revenue in the future would be adversely affected. Recently, ChargePoint has derived a slight majority of its other revenue from regulatory credits, and ChargePoint expects revenue from this source will decline as a percentage of other and total revenue over time. Further, the availability of such credits may decline even with general governmental support of the transition to EV infrastructure. For example, in September 2020, California Governor Gavin Newsom issued Executive Order N-79-20 (the “EO”), announcing a target for all in-state sales of new passenger cars and trucks to be zero-emission by 2035. While the EO calls for the support of EV infrastructure, the form of this support is unclear. If California or other jurisdictions choose to adopt regulatory mandates instead of establishing or continuing green energy credit regimes for EV infrastructure, ChargePoint’s revenue from these credits would be adversely impacted.

The EV charging market is characterized by rapid technological change, which requires ChargePoint to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of its products and ChargePoint’s financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology and/or ChargePoint’s products. ChargePoint’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the EV charging market. As new products are introduced, gross margins tend to decline in the near term and improves as the product become more mature and with a more efficient manufacturing process.

As EV technologies change, ChargePoint may need to upgrade or adapt its charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. Even if ChargePoint is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its gross margins could be adversely affected in some periods and its prior products could become obsolete more quickly than expected.

ChargePoint cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage ChargePoint’s relationships with customers and lead them to seek alternative providers. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to purchase ChargePoint’s competitors’ products or services.

If ChargePoint is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue will decline, it may experience higher operating losses and its business and prospects will be adversely affected.

Certain estimates of market opportunity and forecasts of market growth included in this report may prove to be inaccurate.

This report includes estimates of the addressable market for ChargePoint’s solutions and the EV market in general. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts in this report relating to the size and expected growth of the target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets meet the size estimates and growth forecasted in this report, ChargePoint’s business could fail to grow at similar rates.

Risks Related to ChargePoint’s Technology, Intellectual Property and Infrastructure

ChargePoint expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to ChargePoint.

ChargePoint’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. ChargePoint plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. ChargePoint’s research and development expenses were $75.0 million, $69.5 million and $50.5 million during the fiscal years ended January 31, 2021, 2020 and 2019, respectively, and are likely to grow in the future. Further, ChargePoint’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

ChargePoint may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.

From time to time, the holders of intellectual property rights may assert their rights and urge ChargePoint to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that ChargePoint will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, ChargePoint may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase ChargePoint’s operating expenses. In addition, if ChargePoint is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services, and/or to establish and maintain alternative branding. In addition, to the extent that ChargePoint’s customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to ChargePoint’s products and services, ChargePoint may be required to indemnify such customers and business partners. If ChargePoint were required to take one or more such actions, its business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

ChargePoint’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

ChargePoint’s success depends, at least in part, on ChargePoint’s ability to protect its core technology and intellectual property. To accomplish this, ChargePoint relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of ChargePoint’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and operating results.

The measures ChargePoint takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	any patent applications ChargePoint submits may not result in the issuance of patents;

•	the scope of issued patents may not be broad enough to protect proprietary rights;

•	any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•	current and future competitors may circumvent patents or independently develop similar trade secrets or works of authorship, such as software;

•	know-how and other proprietary information ChargePoint purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•	proprietary designs and technology embodied in ChargePoint’s products may be discoverable by third-parties through means that do not constitute violations of applicable laws.

Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, ChargePoint’s intellectual property rights may not be as strong or as easily enforced outside of the United States.

Certain patents in the EV space may come to be considered “standards essential.” If this is the case with respect to any of ChargePoint’s patents, it may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of ChargePoint technology and intellectual property, and those derivative works may become directly competitive with ChargePoint’s offerings. Finally, ChargePoint may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by ChargePoint’s vendors in connection with design and manufacture of ChargePoint’s products, thereby jeopardizing ChargePoint’s ability to obtain a competitive advantage over its competitors.

The current lack of international standards may lead to uncertainty, additional competition and further unexpected costs.

Lack of industry standards for EV station management, coupled with utilities and other large organizations mandating their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers may choose to utilize their own proprietary systems, which could lock out competition for EV charging stations, or to use their size and market position to influence the market, which could limit ChargePoint’s market and reach to customers, negatively impacting its business.

Further, should regulatory bodies later impose a standard that is not compatible with ChargePoint’s infrastructure, it may incur significant costs to adapt its business model to the new regulatory standard, which may require significant time and, as a result, may have a material adverse effect on its revenues or results of operations.

ChargePoint’s technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage its reputation with current or prospective customers, and/or expose it to product liability and other claims that could materially and adversely affect its business.

ChargePoint may be subject to claims that charging stations have malfunctioned and persons were injured or purported to be injured. Any insurance that ChargePoint carries may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, ChargePoint’s customers could be subjected to claims as a result of such incidents and may bring legal claims against ChargePoint to attempt to hold it liable. Any of these events could adversely affect ChargePoint’s brand, relationships with customers, operating results or financial condition.

Across ChargePoint’s product line, ChargePoint develops equipment solutions based on preferred second source or common off-the-shelf vendors. However, due to its designs, ChargePoint does rely on some single source vendors, the unavailability or failure of which can pose risks to supply chain or product shipping situations.

Furthermore, ChargePoint’s software platform is complex, developed for over a decade by many developers, and includes a number of licensed third-party commercial and open-source software libraries. ChargePoint’s software has contained defects and errors and may in the future contain undetected defects or errors. ChargePoint is continuing to evolve the features and functionality of its platform through updates and enhancements, and as it does, it may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if ChargePoint’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect ChargePoint’s business and results of its operations:

•	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•	loss of existing or potential customers or partners;

•	interruptions or delays in sales;

•	delayed or lost revenue;

•	delay or failure to attain market acceptance;

•	delay in the development or release of new functionality or improvements;

•	negative publicity and reputational harm;

•	sales credits or refunds;

•	exposure of confidential or proprietary information;

•	diversion of development and customer service resources;

•	breach of warranty claims;

•	legal claims under applicable laws, rules and regulations; and

•	an increase in collection cycles for accounts receivable or the expense and risk of litigation.

Although ChargePoint has contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of its agreements with customers, resellers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on ChargePoint’s business, operating results and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

In addition, ChargePoint relies on some open-source software and libraries issued under the General Public License (or similar “copyleft” licenses) for development of its products and may continue to rely on similar copyleft licenses. Third-parties may assert a copyright claim against ChargePoint regarding its use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force ChargePoint to provide third parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage ChargePoint has due to the secrecy of its source code.

Interruptions, delays in service or inability to increase capacity, including internationally, at third-party data center facilities could impair the use or functionality of ChargePoint’s subscription services, harm its business and subject it to liability.

ChargePoint currently serves customers from third-party data center facilities operated by Amazon Web Services (“AWS”) located in the United States, Europe and Canada. In addition to AWS, some ChargePoint services are housed in third-party data centers operated by Rackspace in the United States. Any outage or failure of such data centers could negatively affect ChargePoint’s product connectivity and performance. ChargePoint’s primary environments are behind the Content Delivery Network operated by Cloudflare, and any interruptions of Cloudflare’s services could negatively affect ChargePoint’s product connectivity and performance. Furthermore, ChargePoint depends on connectivity from its charging stations to its data centers through cellular service providers, such as Verizon Wireless. Any incident affecting a data center facility’s or a cellular service provider’s infrastructure or operations, whether caused by fire, flood, severe storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of ChargePoint’s services.

Any damage to, or failure of, ChargePoint’s systems, or those of its third-party providers, could interrupt or hinder the use or functionality of its services. Impairment of or interruptions in ChargePoint’s services may reduce revenue, subject it to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and its ability to attract new customers. ChargePoint’s business will also be harmed if customers and potential customers believe its products and services are unreliable.

Customer-Related Risks

ChargePoint may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

ChargePoint relies on data collected through charging stations or its mobile application, including usage data and geolocation data. ChargePoint uses this data in connection with the research, development and analysis of its technologies. ChargePoint’s inability to obtain necessary rights to use this data or freely transfer this data out of, for example, the European Economic Area, could result in delays or otherwise negatively impact ChargePoint’s research and development efforts.

If ChargePoint fails to offer high-quality support to station owners and drivers, its business and reputation will suffer.

Once a customer has installed ChargePoint charging stations and subscribed to ChargePoint’s services, station owners and drivers will rely on ChargePoint to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer support is important so station owners can provide charging services and drivers can receive reliable charging for their EVs. The importance of high-quality customer support will increase as ChargePoint seeks to expand its business and pursue new customers and geographies. If ChargePoint does not quickly resolve issues and provide effective support, its ability to retain customers or sell additional products and services to existing customers could suffer and its brand and reputation could be harmed.

ChargePoint’s business will depend on customers renewing their services subscriptions. If customers do not continue to use its subscription offerings or if they fail to add more stations, its business and operating results will be adversely affected.

In addition to selling charging station hardware, ChargePoint also depends on customers continuing to subscribe to its EV charging services and extended warranty coverages. Therefore, it is important that customers renew their subscriptions when the contract term expires and add additional charging stations and services to their subscriptions. Customers may decide not to renew their subscriptions with a similar contract period, at the same prices or terms or with the same or a greater number of users, stations or level of functionality. Customer retention may decline or fluctuate as a result of a number of factors, including satisfaction with software and features, functionality of the charging stations, prices, features and pricing of competing products, reductions in spending levels, mergers and acquisitions involving customers and deteriorating general economic conditions.

If customers do not renew their subscriptions, if they renew on less favorable terms or if they fail to add products or services, ChargePoint’s business and operating results will be adversely affected.

Changes in subscriptions or pricing models may not be reflected in near-term operating results.

ChargePoint generally recognizes subscription revenue from customers ratably over the terms of their contracts. As a result, most of the subscription revenue reported in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter will likely have only a small impact on revenue for that quarter. However, such a decline will negatively affect revenue in future quarters. In addition, the severity and duration of events may not be predictable and their effects could extend beyond a single quarter. Accordingly, the effect of significant downturns in sales and market acceptance of subscription services, and potential changes in pricing policies or rate of renewals, may not be fully apparent until future periods.

Financial, Tax and Accounting-Related Risks

ChargePoint’s financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of its Common Stock.

ChargePoint’s financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause ChargePoint’s financial condition and results of operations to fluctuate on a quarterly basis:

•	the timing and volume of new sales;

•	fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining charging stations;

•	the timing of new product introductions, which can initially have lower gross margins;

•	weaker than anticipated demand for charging stations, whether due to changes in government incentives and policies or due to other conditions;

•	fluctuations in sales and marketing or research and development expenses;

•	supply chain interruptions and manufacturing or delivery delays;

•	the timing and availability of new products relative to customers’ and investors’ expectations;

•	the length of the sales and installation cycle for a particular customer;

•	the impact of COVID-19 on ChargePoint’s workforce, or those of its customers, suppliers, vendors or business partners;

•	disruptions in sales, production, service or other business activities or ChargePoint’s inability to attract and retain qualified personnel; and

•	unanticipated changes in federal, state, local or foreign government incentive programs, which can affect demand for EVs.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the Common Stock.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect ChargePoint’s business and future profitability.

ChargePoint is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide operations. Moreover, the majority of ChargePoint’s operations and customers are located in the United States, and as a result, ChargePoint is subject to various U.S. federal, state and local taxes. New U.S. laws and policy relating to taxes may have an adverse effect on ChargePoint’s business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to ChargePoint.

For example, on December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended, or the Code, and certain provisions of the Tax Act may adversely affect ChargePoint. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, the elimination of carrybacks of net operating losses, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The Tax Act could be subject to potential amendments and technical corrections, and is subject to interpretations and implementing regulations by the U.S. Treasury and IRS, any of which could mitigate or increase certain adverse effects of the legislation.

In addition, the Tax Act may impact taxation in other jurisdictions, including with respect to state income taxes as state legislatures respond to the Tax Act. Additionally, other foreign governing bodies have and may enact changes to their tax laws in reaction to the Tax Act that could result in changes to ChargePoint’s global tax position and materially adversely affect its business and future profitability.

As a result of ChargePoint’s plans to expand operations, including to jurisdictions in which the tax laws may not be favorable, ChargePoint’s tax rate may fluctuate, tax obligations may become significantly more complex and subject to greater risk of examination by taxing authorities or ChargePoint may be subject to future changes in tax law, the impacts of which could adversely affect ChargePoint’s after-tax profitability and financial results.

Because ChargePoint does not have a long history of operating at its present scale and it has significant expansion plans, ChargePoint’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect ChargePoint’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) ChargePoint’s operating results before taxes.

Additionally, after the Business Combination, ChargePoint’s operations will be subject to significant income, withholding and other tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to its income, operations and subsidiaries related to those jurisdictions. ChargePoint’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce ChargePoint’s tax liabilities, (b) changes in the valuation of ChargePoint’s deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation, (e) changes in the relative amount of ChargePoint’s earnings subject to tax in the various jurisdictions in which ChargePoint operates or has subsidiaries, (f) the potential expansion of ChargePoint’s business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to ChargePoint’s existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of ChargePoint’s intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i) ChargePoint’s ability to structure ChargePoint’s operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, ChargePoint may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on ChargePoint’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with ChargePoint’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If ChargePoint does not prevail in any such disagreements, its profitability may be affected.

ChargePoint’s after-tax profitability and financial results may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. For example, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact ChargePoint’s taxation, especially as ChargePoint expands its relationships and operations internationally.

The ability of ChargePoint to utilize net operating loss and tax credit carryforwards following the Business Combination is conditioned upon ChargePoint attaining profitability and generating taxable income. ChargePoint has incurred significant net losses since inception and it is anticipated that ChargePoint will continue to incur significant losses. Additionally, ChargePoint’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.

As of January 31, 2021, ChargePoint had $434.7 million of U.S. federal and $229.7 million of California net operating loss carryforwards available to reduce future taxable income, of which $281.9 million of the U.S. federal net operating loss carryforwards can be carried forward indefinitely. The U.S. federal and California state net operating loss carryforwards begin to expire in 2028. In addition, ChargePoint had net operating loss carryforwards for other states of $134.7 million, which begin to expire in 2022. The Tax Act included a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017 and the elimination of carrybacks of net operating losses. Under the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, which modified the Tax Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is possible that ChargePoint will not generate taxable income in time to utilize the net operating loss carryforwards. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. If ChargePoint has experienced an ownership change at any time since its incorporation, ChargePoint may already be subject to limitations on its ability to utilize its existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, the Business Combination, and future changes in ChargePoint’s stock ownership, which may be outside of ChargePoint’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit ChargePoint’s use of accumulated state tax attributes. As a result, even if

ChargePoint earns net taxable income in the future, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to ChargePoint.

ChargePoint performed an analysis to assess whether an “ownership change,” as defined by Section 382 of the Code has occurred from its inception through January 31, 2021 and expects to complete this Section 382 analysis during the year ending January 31, 2022. Based on this analysis, ChargePoint has experienced “ownership changes,” since inception, limiting the utilization of the net operating loss carryforwards or research and development tax credit carryforwards under Section 382 of the Code by first multiplying the value of the ChargePoint’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then applying additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. In addition, the Business Combination if consummated, may constitute an ownership change under Sections 382 and 383 of the Code. ChargePoint’s net operating losses or credits may also be impaired under state law. Accordingly, ChargePoint may not be able to utilize a material portion of the net operating losses or credits. The ability of ChargePoint to utilize ChargePoint’s net operating losses or credits following the Business Combination is conditioned upon ChargePoint attaining profitability and generating U.S. federal and state taxable income. ChargePoint has incurred significant net losses since inception and will continue to incur significant losses; and therefore, ChargePoint does not know whether or when the combined carryforwards may be or may become subject to limitation by Sections 382 and 383 of the Code.

ChargePoint’s reported financial results may be negatively impacted by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

ChargePoint will be an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its Common Stock less attractive to investors and may make it more difficult to compare performance with other public companies.

ChargePoint will be an emerging growth company as defined in the U.S. legislation Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find the Common Stock less attractive because ChargePoint will continue to rely on these exemptions. If some investors find the Common Stock less attractive as a result, there may be a less active trading market for their Common Stock, and the stock price may be more volatile.

An emerging growth company may elect to delay the adoption of new or revised accounting standards. With Switchback making this election, Section 102(b)(2) of the JOBS Act allows ChargePoint to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this report and those that ChargePoint will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

ChargePoint will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

ChargePoint will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities ChargePoint has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), ChargePoint could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, ChargePoint will purchase director and officer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

ChargePoint has identified material weaknesses in its internal control over financial reporting. If ChargePoint is unable to remediate these material weaknesses, or if ChargePoint identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of ChargePoint’s consolidated financial statements or cause ChargePoint to fail to meet its periodic reporting obligations.

As a public company, ChargePoint will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that became applicable after the Business Combination. If ChargePoint is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of ChargePoint’s consolidated financial statements as of January 31, 2021 and 2020 and for the years ended January 31, 2021, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of ChargePoint’s annual or interim financial statements will not be prevented or detected on a timely basis.

ChargePoint did not design or maintain an effective control environment commensurate with its financial reporting requirements. Specifically, ChargePoint did not maintain a sufficient complement of personnel with an appropriate degree of accounting knowledge, experience and training to appropriately analyze, record and disclose accounting matters commensurate with its accounting and reporting requirements. This material weakness contributed to the following additional two material weaknesses:

•

ChargePoint did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to the preparation and review of journal entries; and

•

ChargePoint did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, ChargePoint did not design and maintain (a) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (b) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to its financial applications and data to appropriate company personnel.

The material weakness related to formal accounting policies, procedures and controls resulted in adjustments to several accounts and disclosures. The IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

ChargePoint has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.

In order to maintain and improve the effectiveness of its internal control over financial reporting, ChargePoint has expended, and anticipates that ChargePoint will continue to expend, significant resources, including accounting-related costs and significant management oversight. ChargePoint’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, ChargePoint’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results and could cause a decline in the price of our Common Stock.

Risks Related to Legal Matters and Regulations

Privacy concerns and laws, or other domestic or foreign regulations, may adversely affect ChargePoint’s business.

National and local governments and agencies in the countries in which ChargePoint operates and in which customers operate have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of information regarding consumers and other individuals, which could impact its ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction and are particularly stringent in Europe. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards and other obligations may limit the use and adoption of ChargePoint’s solutions, reduce overall demand, lead to regulatory investigations, litigation and significant fines, penalties or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm its business. Moreover, if ChargePoint or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure and transfer for ChargePoint and its customers. The EU and United States agreed in 2016 to a framework for data transferred from the EU to the United States, but this framework has been challenged and recently declared invalid by the Court of Justice of the EU, thereby creating additional legal risk for ChargePoint. Additionally, the EU adopted the GDPR in 2016, and it became effective in May 2018. The GDPR establishes requirements applicable to the handling of personal data and imposes penalties for non-compliance of up to the greater of €20 million or 4% of worldwide revenue. The costs of compliance with, and other burdens imposed by, the GDPR may limit the use and adoption of ChargePoint’s products and services and could have an adverse impact on its business. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. Although ChargePoint initiated a compliance program designed to ensure CCPA compliance after consulting with outside privacy counsel, ChargePoint may remain exposed to ongoing legal risks and compliance costs related to CCPA and the new California Privacy Rights Act (“CPRA”) that comes into force January 1, 2023.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use and transmit certain types of information, such as demographic and other personal information. In addition, the other bases on which ChargePoint and its customers rely for the transfer of personal data across national borders, such as the Standard Contractual Clauses promulgated by the EU Commission Decision 2010/87/EU, commonly referred to as the Model Clauses, continue to be subjected to regulatory and judicial scrutiny. If ChargePoint or its customers are unable to transfer data between and among countries and regions in which it operates, it could decrease demand for its products and services or require it to modify or restrict some of its products or services.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that ChargePoint will meet voluntary certifications or adhere to other standards established by them or third parties. If ChargePoint is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Failure to comply with anticorruption and anti-money laundering laws, including the FCPA and similar laws associated with activities outside of the United States, could subject ChargePoint to penalties and other adverse consequences.

ChargePoint is subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act and possibly other anti-bribery and anti-money laundering laws in countries in which it conducts activities. It faces significant risks if it fails to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person or securing any advantage. Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have a materially adverse effect on ChargePoint’s reputation, business, operating results and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Failure to comply with laws relating to employment could subject ChargePoint to penalties and other adverse consequences.

ChargePoint is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable United States federal or state wage laws, or wage laws applicable to its employees outside of the United States. In addition, ChargePoint implemented a reduction in force and furloughed employees in 2020, and the attendant layoffs and/or furloughs could create an additional risk of claims being made on behalf of affected employees. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on ChargePoint’s reputation, business, operating results and prospects. In addition, responding to any such proceeding may result in a significant diversion of management’s attention and resources, significant defense costs and other professional fees.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact ChargePoint’s financial results or results of operation.

ChargePoint and its operations, as well as those of ChargePoint’s contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require ChargePoint or others in ChargePoint’s value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on ChargePoint’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for ChargePoint’s operations or on a timeline that meets ChargePoint’s commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on ChargePoint’s business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with ChargePoint’s operations as well as other future projects, the extent of which cannot be predicted.

Further, ChargePoint currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is ChargePoint’s or its contractors, may result in liability under environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. Additionally, ChargePoint may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

Risks Related to Ownership of our Securities

Concentration of ownership among ChargePoint’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

ChargePoint’s directors, executive officers and their affiliates as a group beneficially own approximately 37.5% of the outstanding Common Stock. As a result, these stockholders able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

ChargePoint has never paid cash dividends on its capital stock, and does not anticipate paying dividends in the foreseeable future.

ChargePoint has never paid cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the board of directors and will depend on financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of Common Stock will be the sole source of gain for the foreseeable future.

Our stock price will be volatile, and you may not be able to sell shares at or above the price at the Closing.

The trading price of the Common Stock and Warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond ChargePoint’s control. These factors include:

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies in the industry or related markets;

•	the timing and magnitude of investments in the growth of the business;

•	actual or anticipated changes in laws and regulations;

•	additions or departures of key management or other personnel;

•	increased labor costs;

•	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•	the ability to market new and enhanced solutions on a timely basis;

•	sales of substantial amounts of the Common Stock by the ChargePoint Board, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of ChargePoint Common Stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Anti-takeover provisions contained in our governing documents and applicable laws could impair a takeover attempt.

ChargePoint’s Second A&R Charter and Second A&R Bylaws afford certain rights and powers to the ChargePoint Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. ChargePoint is also subject to Section 203 of the DGCL and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of their Common Stock, and could also affect the price that some investors are willing to pay for the Common Stock.

Our Second A&R Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a more favorable judicial forum for disputes with us or its directors, officers, employees or stockholders.

The Second A&R Charter requires, to the fullest extent permitted by law, that derivative actions brought in name of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock shall be deemed to have notice of and consented to the forum provisions in the certificate of incorporation. In addition, the Second A&R Charter and Second A&R Bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. ChargePoint intends to enforce this provision, but it does not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ChargePoint or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the certificate of incorporation to be inapplicable or unenforceable in an action, ChargePoint may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to the holders of Public Warrants.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give notice of such redemption to the warrant holders. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force the Warrant holders: (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants.

Warrants are exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of February 26, 2021, the Warrants are exercisable for 25,258,811 shares of Common Stock at a weighted average exercise price of $10.00 per share and there were additional warrants outstanding exercisable for 30,494,350 shares of Common Stock at a weighted average exercise price of $6.81 per share. The shares of our Common Stock issued upon exercise of our Warrants and other outstanding warrants will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.